As filed with the Securities and Exchange Commission on May 15, 2006

Registration No. 333-133061

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

Registration Statement Under the Securities Act of 1933

Preeffective Amendment No. 2

PREMIER COMMERCIAL BANCORP

(Name of Small Business Issuer in its Charter)

California	33-0976007
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2400 E. Katella Avenue Suite 125, Anaheim, California 92806; (714) 978-2400

(Address and Telephone Number of Principal Executive Offices)

2400 E. Katella Avenue Suite 125, Anaheim, California 92806

(Address of Principal Place of Business)

Kenneth J. Cosgrove, Chairman & Chief Executive Officer

2400 E. Katella Avenue Suite 125, Anaheim, California 92806 (714) 978-2400

(Name, Address and Telephone of Agent for Service)

Copies to:

Gary Steven Findley, Esq., Gary Steven Findley & Associates

1470 North Hundley Street, Anaheim, California 92806 (714) 630-7136

Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.   ☐                            .

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐                            .

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐                            .

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(a)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common stock, no par value	727,272	$22.00	$15,999,984	$1712.00

(1)           Estimated pursuant to Rule 457 solely for the purpose of calculating the amount of the registration fee.

(2)           Fee paid with original registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

PROSPECTUS

PREMIER COMMERCIAL BANCORP

727,272 Shares of Common Stock

Price per Share: $22.00

Minimum Subscription: 1,000 Shares

We are the bank holding company for Premier Commercial Bank, a national bank headquartered in Anaheim California.  We are offering up to 727,272 shares of our common stock at a price of $22.00 per share on a best-efforts basis through our directors and officers, who will not be separately compensated for their efforts in this offering.  Prior to this offering there has been no established public trading market for our common stock, and we do not anticipate having an active public trading market following this offering.   See “Offering” for a discussion of the factors considered in determining the initial public offering price. The market price of the shares after the offering may be higher or lower than the offering price.

Investing in our common stock involves risk. See “Risk Factors” beginning on page 4 to read about the factors you should consider before investing in our common stock.

We reserve the right to limit the number of shares that may be purchased in this offering by any person or entity, including record holders, such that no shareholder will be entitled to beneficially own, in the aggregate, more than 9.9% of the outstanding shares of our common stock following completion of the offering.

There is no aggregate minimum size of the offering, and there are no assurances that all or any shares of our common stock will be sold in the offering.  There are no arrangements to place the subscription funds in an escrow, trust or similar account pending the completion of the offering.  We may terminate this offering at any time at or prior to the completion of the sale of all 727,272 shares of our common stock, and accepted subscriptions are subject to cancellation in the event we should elect to cancel this offering in the entirety.  The offering will terminate and expire on                  , 2006 unless earlier terminated or extended at the sole discretion of our board of directors.

	Per Share	Total
Public Offering Price	$22.00	$15,999,984.00
Underwriting Discounts and Commissions	0.00	0.00
Proceeds to Premier Commercial Bancorp	$22.00	$15,999,984.00

______________

(1)                                  This amount is the total before deducting legal, accounting, printing or other expenses of the offering payable by us, which are estimated at approximately $100,000.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

Our shares of common stock are not savings accounts or savings deposits and are not insured by the FDIC or any other government agency.  You may not use a loan from our subsidiary, Premier Commercial Bank to buy our stock, and you may not use our stock as collateral to secure a loan from Premier Commercial Bank.

This prospectus does not constitute an offer to sell or solicitation of an offer to buy any of the securities offered in any jurisdiction to any person to whom it is unlawful to make such offers or solicitation in such jurisdiction.

The date of this prospectus is                  , 2006

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1

RISK FACTORS	4

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS	10

THE OFFERING	11

USE OF PROCEEDS	13

CAPITALIZATION	14

DILUTION	16

MARKET INFORMATION AND DIVIDEND POLICY AND RELATED MATTERS	17

BUSINESS	18

SELECTED FINANCIAL DATA	23

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS	25

REGULATION AND SUPERVISION	42

LEGAL PROCEEDINGS	49

MANAGEMENT AND DIRECTORS	50

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS	52

TABLE OF CONTENTS

BENEFICIAL OWNERSHIP OF COMMON STOCK	58

DESCRIPTION OF CAPITAL STOCK	60

LEGAL MATTERS	61

EXPERTS	61

INDEMNIFICATION	61

AVAILABLE INFORMATION	62

INDEX TO FINANCIAL STATEMENTS	F-1

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  Because this is a summary, it may not contain all of the information that may be important to you.  Therefore, you should carefully read this entire prospectus and other documents to which we refer herein before making a decision to invest in our common stock, including the risks discussed under the “Risk Factors” section and our financial statements and related notes.

Who We Are

Premier Commercial Bancorp is a bank holding company headquartered in Anaheim, California.  We have a single subsidiary, Premier Commercial Bank, that is a community bank under a national banking charter serving the Orange County banking market.  Premier Commercial Bancorp in a one bank holding company reorganization acquired all of the outstanding shares of Premier Commercial Bank on June 30, 2004.  Our principal executive office is located at 2400 East Katella Avenue Suite 125, Anaheim, California 92806.  Our telephone number is (714) 978-2400.

Premier Commercial Bank opened for business on November 28, 2001 and operates from its head office in Anaheim, California.  In addition, Premier Commercial Bank has two loan production offices located at 20501 Ventura Boulevard, Suite 255, Woodland Hills, California and 3707 E. Southern Avenue, Mesa, Arizona.

Premier Commercial Bank provides a full range of general commercial banking services, primarily catering to small to mid-size businesses and professional concerns, as well as to individuals residing in the greater Orange County banking market.

History and Recent Developments

The following is an outline of some of the significant events in our history to date:

•                                          Premier Commercial Bank commenced operations on November 28, 2001 after having raised approximately $7.3 million in its initial stock offering.

•                                          Premier Commercial Bank raised $2.5 million in new capital through the sale of 250,000 shares of common stock in 2003.

•                                          Premier Commercial Bancorp became the holding company for Premier Commercial Bank on June 30, 2004.

•                                          The issuance by Premier Commercial Bancorp through its trust subsidiary of $6 million in trust preferred securities in December 2004 and $3 million in trust preferred securities in December 2005, to allow Premier Commercial Bancorp to provide Premier Commercial Bank with additional capital.

•                                          Premier Commercial Bancorp grew to $278 million in assets at December 31, 2005.

•                                          Premier Commercial Bancorp had net income of $1.69 million for the year 2005.

Performance Highlights

During the last three years, we have experienced significant asset growth, from $106 million at December 31, 2003 to $167 million at December 31, 2004 and $278 million at December 31, 2005.  This growth has been the result of personal contacts made by our board and our staff, the professional affiliations of our managerial team members, and the banking experience of our core employee group.  During this period, we focused on the selection, recruitment and retention of banking professionals, some of whom have over thirty years of banking knowledge and experience.

Our net income for the last three years was $923 thousand in 2003, $1.15 million in 2004 and $1.69 million in 2005.

We are a “community-oriented bank,” offering a wide range of personal consumer and commercial services expected of a locally owned and managed, independently operated financial organization.  The holding company was formed to assist in providing additional capital for Premier Commercial Bank’s growth and the proposed establishment of a de novo bank in Arizona, as Arizona law does not allow an out-of-state bank to open a branch office in the state.

THE OFFERING

Securities Offered	Up to 727,272 shares of our common stock, no par value.

Offering Price Per Share of Common Stock	$22.00 per share.

Offering Expiration Date	This offering will terminate on , 2006 unless extended, in our sole discretion.

Common Stock Outstanding

As of January 31, 2006, we had 1,823,547 shares of common stock outstanding. Assuming the sale of all 727,272 shares in this offering, we would have 2,550,819 shares of common stock outstanding upon the completion of the offering. These numbers exclude the 428,321 shares of common stock issuable upon the exercise of outstanding options issued under our stock option plan.

Minimum Subscription	1,000 shares

How to Subscribe

Complete the subscription agreement accompanying this prospectus and deliver it to Premier Commercial Bancorp on or before 5:00 p.m.            , 2006 (unless this offering is terminated earlier or extended). The subscription agreement must be accompanied by full payment for all shares subscribed for by certified check, bank check, personal check, wire transfer or money order payable to the order of “Premier Commercial Bank—Premier Commercial Bancorp Stock Account.”

Anticipated Use of Capital

We will use the proceeds from this offering to establish and capitalize a new bank subsidiary in Arizona, and to increase capital for general corporate and working capital purposes, as well as to support future growth.

Market for Shares

Our shares are not listed on any stock exchange or NASDAQ. Prior to this offering there has been no established public trading market for our common stock, and we do not expect that there will be an active public trading market after completion of this offering. The market price of the shares after the offering may be higher or lower than the offering price.

If You Have Questions Regarding the Offering:	Contact Viktor R. Uehlinger, EVP and Chief Financial Officer at Premier Commercial Bancorp at (714) 978-2400.

RISK FACTORS

In addition to the other information provided in this prospectus, you should carefully consider the following risks before deciding whether to invest in our common stock.  Investing in our common stock involves risks.   All of these could adversely impair our business, operating results or financial condition.  In addition, the trading price of our common stock could decline due to any of the events described in these risks.

The shares of our common stock and the use of the proceeds from such sale provide certain unique risks to the investor, including:

Risks Related to the Offering

Management will have broad discretion as to the use of the proceeds received by us in this offering, and we may not use the proceeds effectively.

We plan to use $8,700,000 of the net proceeds from this offering for the organization of a de novo bank in Arizona.  Our management will have broad discretion as to the application of the remaining net proceeds and could use them for purposes at their discretion.  Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our market value or make us profitable.

One of the intended uses of proceeds of this offering is to implement our growth strategy, which includes expansion in the banking market in Arizona. We may not successfully implement our growth strategy and therefore, our intended use of proceeds from this offering may not result in an increase in your market value and profitability.

One of the principal reasons for our raising the capital in this offering is to use part of the net proceeds to establish a new bank in Arizona. If we are not successful in our strategy of opening new branches or organizing new banks and/or acquisitions of other financial institutions, our market value and profitability may suffer.

There has been no prior active market for our common stock and our stock price may trade below the public offering price.

Prior to this offering, there has been no established public market for our common stock. The offering price for our common stock in this offering has been determined by our board of directors. Among the factors used by our board of directors to determine the offering price of our common stock were the prevailing market conditions, our historical performance, estimates regarding our business potential and earnings prospects, an assessment of our management and these factors in relation to the market value of companies in our industry.  The public offering price of our common stock may bear no relationship to the price at which our common stock will trade upon completion of this offering. You may not be able to resell your shares at or above the initial public offering price.

Investors in this offering will experience substantial dilution in the book value of your shares immediately following this offering.

Investors purchasing shares of our common stock in this offering will pay more for their shares than the amount paid by existing shareholders who acquired shares prior to this offering.  If you purchase common stock in this offering, you will incur immediate dilution in pro forma book value of approximately $10.99 per share, based on the initial public offering price of $22.00 per share. If the holders of outstanding stock options exercise those options, you will incur further dilution. For more information, see “Dilution.”

No active public trading market is expected to exist after this offering.

Our common stock is not listed on any stock exchange or NASDAQ, and we do not intend to list our common stock on any exchange or NASDAQ after the offering.  In addition, we estimate that following this offering, approximately 26.5% of our outstanding common stock will be owned by our executive officers and directors.

Risks Related to Premier Commercial Bancorp

Our high concentration of real estate loans expose us to increased lending risks, especially in the event of a recession or natural disaster.

Our loan portfolio is strongly concentrated in real estate loans, both commercial and residential.  As of December 31, 2005, 84.4% of our loan portfolio was concentrated in real estate loans.  In addition, we have many commercial loans to businesses in the construction and real estate industry.  There has been a relatively rapid increase in real estate values in our market area in recent years, and the occurrence of a real estate recession affecting our market areas would likely reduce the security for many of our loans and adversely affect the ability of many of our borrowers to repay their loan from us.  Therefore, our financial condition may be adversely affected by a decline in the value of the real estate securing our loans.  In addition, acts of nature, including earthquakes, fires and floods, which may cause uninsured damage and other loss of value to real estate that secures these loans, may also negatively impact our financial condition.

Deterioration of local economic conditions could hurt our profitability.

Our operations are primarily located in Southern California and are concentrated in Orange County and surrounding areas.  As a result of this geographic concentration, our financial results depend largely upon economic conditions in these areas.  The local economy relies heavily on real estate, professional and business services, manufacturing, trade and tourism.  A significant downturn such as that experienced after the September 11, 2001 tragedy in any or all of these industries could result in a decline in the local economy in general, which could in turn negatively impact us.  Poor economic conditions could cause us to incur losses associated with higher default rates and decreased collateral values in our loan portfolio.  Also, if there were significant recessionary conditions in our market area, our financial condition would be negatively impacted.

Our growth and expansion strategy may not prove to be successful and our market value and profitability may suffer.

We currently intend to establish a new bank in Arizona.  No assurance can be given that we will be able to successfully establish and operate a new bank in Arizona.  Also, we plan to grow our California operations, however our ability to manage any such growth will depend primarily on our ability to attract and retain qualified personnel, monitor operations, maintain earnings and control costs.  We expect to continue to grow our assets and deposits, the products and services which we offer and the scale of our operations, generally.  Our ability to manage our growth successfully will depend on our ability to maintain cost controls and asset quality while attracting additional loans and deposits on favorable terms. If we grow too quickly and are not able to control costs and maintain asset quality, this rapid growth could materially adversely affect our financial performance.

The organization of a new bank in Arizona carries with it numerous risks, including the following:

•                                    the inability to obtain all required regulatory approvals;

•                                    significant costs and anticipated operating losses during the application and organizational phases, and the first years of operation of the new bank;

•                                    the inability to secure the services of qualified senior management;

•                                    the local market may not accept the services of a new bank owned and managed by a bank holding company headquartered outside of the market area of the new bank;

•                                    the inability to obtain attractive location within a new market at a reasonable cost; and

•                                    the additional strain on management resources and internal systems and controls.

We cannot assure you that we will be successful in overcoming these risks or any other problems encountered in connection with the organization and operation of a new bank in Arizona. Our inability to overcome these risks could have an adverse effect on our ability to achieve our business strategy and maintain our market value and profitability growth.

Our future successful growth will depend on the ability of our officers and other key employees to continue to implement and improve our operational, credit, financial, management and other internal risk controls and processes and our reporting systems and procedures, and to manage a growing number of client relationships. We may not successfully implement improvements to our management information and control systems and control procedures and processes in an efficient or timely manner and may discover deficiencies in existing systems and controls. In particular, our controls and procedures must be able to accommodate an increase in expected loan volume and the infrastructure that comes with growth. Thus, our growth strategy may divert management from our existing businesses and may require us to incur additional expenditures to expand our administrative and operational infrastructure. If we are unable to manage future expansion in our operations, we may experience compliance and operational problems, have to slow the pace of growth, or have to incur additional expenditures beyond current projections to support such growth, any one of which could adversely affect our business.

Loss of any of our executive officers or key personnel could be damaging to us.

We depend upon the skills and reputations of our executive officers and key employees for our future success.  The loss of any of these key persons or the inability to attract and retain other key personnel could adversely affect our business.  We cannot assure you that we will be able to retain our existing key personnel or attract other qualified persons.  All of our current executive officers have been with us since Premier Commercial Bank’s inception.

Our performance is subject to interest rate risk.

Our operations are significantly influenced by general economic conditions and by the related monetary and fiscal policies of the federal government.  Deposit flows and the cost of funds are influenced by interest rates of competing investments and general market rates of interest.  Lending activities are affected by the demand for loans, which in turn is affected by the interest rates at which such financing may be offered and by other factors affecting the availability of funds.

Our operations are substantially dependent on our net interest income, which is the difference between the interest income received from our interest-earning assets and the interest expense incurred in connection with our interest-bearing liabilities.  To reduce exposure to interest rate fluctuations, we seek to manage the balances of our interest sensitive assets and liabilities, and maintain the maturity and repricing of these assets and liabilities at appropriate levels.  A mismatch between the amount of rate sensitive assets and rate sensitive liabilities in any time period is referred to as a “gap.”  Generally, if rate sensitive assets exceed rate sensitive liabilities, the net interest margin will be positively impacted during a rising rate environment and negatively impacted during a declining rate environment.  When rate sensitive liabilities exceed rate sensitive assets, the net interest margin will generally be positively impacted during a declining rate environment and negatively impacted during a rising rate environment.

Increases in the level of interest rates may reduce the amount of loans originated by us, and, thus, the amount of loan and commitment fees, as well as the value of our investment securities and other interest-earning assets.  Moreover, fluctuations in interest rates also can result in disintermediation, which is the flow of funds away from depository institutions into direct investments, such as corporate securities and other investment vehicles which, because of the absence of federal deposit insurance, generally pay higher rates of return than depository institutions.

We could experience loan losses which exceed our allowance for loan losses.

The risk of credit losses on loans varies with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower, and, in the case of a collateralized loan, the value and marketability of the collateral.  We maintain an allowance for loan losses based upon, among other things, historical experience, an evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality.  Based upon such factors, we make various assumptions and determinations about the ultimate collectibility of our loan portfolio and provide an allowance for losses based upon a percentage of the outstanding balances and for specific loans where their collectibility is considered to be questionable.

As of December 31, 2005, our allowance for loan losses was approximately $1.89 million representing 1.03% of gross outstanding loans.  Although we believe that this allowance is adequate, we can give no assurance that it will be sufficient to cover future loan losses.  Although we use the best information available to make our determinations with respect to this allowance, future adjustments may be necessary if economic conditions change substantially from the assumptions used or if negative developments occur with respect to non-performing or performing loans.  If our assumptions or conclusions prove to be incorrect and the allowance for loan losses is not adequate to absorb future losses, or if bank regulatory agencies require us to increase our allowance, our earnings and potentially even our capital could be significantly and adversely impacted.

We face strong competition which may adversely affect our operating results.

In recent years, competition for bank customers, the source of deposits and loans, has greatly intensified.  This competition includes:

•                                          large national and super-regional banks which have well-established branches and significant market share in many of the communities we serve;

•                                          finance companies, investment banking and brokerage firms, and insurance companies that offer bank-like products;

•                                          credit unions, which can offer highly competitive rates on loans and deposits because they receive tax advantages not available to commercial banks;

•                                          other community banks, including start-up banks, that can compete with us for customers who desire a high degree of personal service; and

•                                          technology-based financial institutions including large national and super-regional banks offering on-line deposit, bill payment, and mortgage loan application services.

Some of the financial services organizations with which we compete are not subject to the same degree of regulation as is imposed on bank holding companies and federally insured financial institutions.  As a result, these nonbank competitors have certain advantages over us in accessing funding and in providing various services.

By virtue of their larger capital, major banks have substantially larger lending limits then we have and can perform certain functions for their customers which we are not equipped to offer directly, such as trust and international services.  Many of these also operate with “economies of scale” which result in lower operating costs than ours on a per loan or per asset basis.

Other existing single or multi-branch community banks, or new community bank start-ups, have marketing strategies similar to ours.  These other community banks can open new branches in the communities we serve and compete directly for customers who want the high level of service community banks offer.  Other community banks also compete for the same management personnel and the same potential acquisition and merger candidates.  Ultimately, competition can drive down our interest margins and reduce our profitability, as well as make it more difficult to increase the size of our loan portfolio and deposit base.  See “BUSINESS - Competition.”

We do not expect to pay any cash dividends in the foreseeable future.

We have not paid any cash dividends to date, nor did Premier Commercial Bank prior to our acquisition of it.  We currently maintain, and plan to continue to maintain, a policy of using our capital and earnings to finance growth and operations.  For the foreseeable future, we expect to retain all or the vast majority of our earnings rather than distribute them to shareholders in the form of cash dividends.  However, we may consider such distributions in the future, but do not currently expect any such dividends to be significant.  We are a legal entity separate from Premier Commercial Bank.  The right of Premier Commercial Bancorp to participate in any distribution of earnings or assets of Premier Commercial Bank is subject to the prior claims of creditors of the bank. Under federal banking law, a subsidiary is limited in the amount of dividends it may pay to its parent without prior regulatory approval. Also, bank regulators have the authority to prohibit a subsidiary from paying dividends if the bank regulators determine that such subsidiary is in an unsafe or unsound condition or that the payment would be an unsafe and unsound bank practice.

Our future growth may be hindered if we do not raise additional capital.

Banks and bank holding companies are required to meet capital adequacy guidelines and maintain their capital to specified percentages of their assets. See “REGULATION AND SUPERVISION — Capital Adequacy Requirements.”  A failure to meet these guidelines will limit our ability to grow and could result in banking regulators requiring us to increase our capital or reduce our assets.  Therefore, in order for us to continue to increase our assets and net income, we may be required from time to time to raise additional capital.  We cannot assure that such capital will be available or, if it is, that it will be available on reasonable terms.  Any such future capital raising may include the sale of additional securities, which could have a dilutive effect on the earnings per share and book value of per share for our stockholders prior to that offering.  We have recently incurred short-term debt in order to maintain our capital adequacy and we may need to continue to do so in the future.  Adequate funding sources for such borrowing may not be available in the future which would cause us to fall below the required capital ratios.  In such an event, the Office of the Comptroller of the Currency may proceed with regulatory actions and Premier Commercial Bank may be required to reduce its asset base in order to comply with the capital guidelines until such time as borrowings become available or an additional offering is successfully completed.

If we lost a significant portion of our low-cost deposits, it would negatively impact our profitability.

Our profitability depends in part on our success in attracting and retaining a stable base of low-cost deposits. During 2005, our average deposit base was comprised of 43% noninterest-bearing deposits, of which 26% consisted of title company deposits held in two title and escrow accounts, 72% consisted of other business deposits and 2% consisted of consumer deposits. If we lost a significant portion of these low-cost deposits, it would negatively impact our profitability. We consider these deposits to be core deposits. While we generally do not believe these deposits are sensitive to interest-rate fluctuations, the competition for these deposits in our markets is strong and if we lost a significant portion of these low-cost deposits, it would negatively affect our profitability.

Some of our loans have been made recently, and in certain circumstances there is limited repayment history against which we can fully assess the adequacy of our allowance for loan losses. If our allowance for loan losses is not adequate to cover actual loan losses, our earnings will decrease.

The risk of nonpayment of loans is inherent in all lending activities, and nonpayment, if it occurs, may negatively impact our earnings and overall financial condition, as well as the value of our common stock. Also, some of our loans have been made over the last three years and in certain circumstances there is limited repayment history against which we can fully assess the adequacy of our allowance for loan losses. We make various assumptions and judgments about the collectibility of our loan portfolio and provide an allowance for probable losses based on several factors. If our assumptions are wrong, our allowance for loan losses may not be sufficient to cover our losses, which would have an adverse effect on our operating results. Additions to our allowance for loan losses decrease our net income. While we have not experienced any significant charge-offs or had large numbers of nonperforming loans, due to the significant increase in loans originated during this period, we cannot assure you that we will not experience an increase in delinquencies and losses as these loans continue to mature. The actual amount of future provisions for loan losses cannot be determined at this time and may exceed the amounts of past provisions.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward looking statements by terms such as “may,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or the negative of these terms or other comparable terminology.

The forward-looking statements contained in this prospectus reflect our current views about future events and financial performance and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from historical results and those expressed in any forward-looking statement, including those risks discussed under the heading “Risk Factors” in this prospectus. Some factors that could cause actual results to differ materially from historical or expected results include:

•                                    changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business;

•                                    inflation, interest rate, market and monetary fluctuations;

•                                    the inability to obtain the regulatory approvals for the proposed new bank in Arizona on acceptable terms, on the anticipated schedule or at all;

•                                    risks associated with our growth and expansion strategy and related costs;

•	increases in competitive pressures among financial institutions and businesses offering similar products and services;
•	increases in competitive pressures among financial institutions and businesses offering similar products and services;
•	higher defaults on our loan portfolio than we expect;
•	changes in management’s estimate of the adequacy of the allowance for loan losses;
•	legislative or regulatory changes or changes in accounting principles, policies or guidelines;
•	management’s estimates and projections of interest rates and interest rate policy;
•	the execution of our business plan; and
•	other factors affecting the financial services industry generally or the banking industry in particular.

For more information regarding risks that may cause our actual results to differ materially from any forward-looking statements, see “Risk Factors.”  We do not intend and disclaim any duty or obligation to update or revise any industry information or forward-looking statements set forth in this prospectus to reflect new information, future events or otherwise, except as may be required by the securities laws.

THE OFFERING

General

We are hereby offering for sale up to 727,272 shares of our no par value common stock at a price of $22.00 per share for an aggregate offering of up to $15,999,984.   Subscribers must purchase a minimum of 1,000 shares for a total purchase price of $22,000.  We reserve the right to limit the number of shares that may be purchased by any person or entity, including record holders, such that no shareholder will be entitled to beneficially own, in the aggregate, more than 9.9% of the outstanding shares of our common stock after completion of this offering.  We also reserve the right to reject any subscription, in whole or in part, in our sole discretion.

In the event we reject all or a portion of a requested subscription, we will promptly refund to the subscriber all, or the appropriate portion, of the amount remitted with the subscription agreement, plus any interest actually earned thereon.  We will decide which subscriptions to accept, and will mail all appropriate refunds, no later than 30 days following the expiration of the offering, when and as extended.

One or more of our directors and officers will offer and sell the shares of common stock in the offering.  These directors and officers will not receive, directly or indirectly, any sales commission or other special compensation for services, but will be reimbursed for reasonable expenses.  We believe these directors and officers will not be deemed to be brokers or dealers under the Securities Exchange Act of 1934 due to Rule 3a4-1 promulgated under that act.  We will not engage an underwriter and, accordingly, will not pay any underwriting discounts or commissions for the sale of the shares.

                    Our directors and officers will market our common stock to our shareholders and also to the directors’ and officers’ personal contacts.  Our marketing will be accomplished through a combination of telephone calls, mail, and personal visits and meetings.

                    The offering will be conducted on a best efforts basis, which means that we are not required to sell any specific number of shares, or dollar amount of common stock. We have not made any arrangements to place funds received from investors in an escrow, trust or similar account. A subscription for shares, once executed and delivered by an investor, is irrevocable. Funds received from an investor will be available for our immediate use once we accept the investor's subscription.

Subscription Intentions of Our Officers and Directors

Our officers and directors, along with the officers and directors of Premier Commercial Bank, intend to purchase an aggregate of 218,000 shares, which would represent approximately 30% of this offering if the maximum 727,272 shares are sold.

Method of Subscription

1.                                       Complete and sign the subscription agreement which accompanies this prospectus;

2.                                       Make full payment of the entire purchase price for the shares subscribed for in U.S. currency by certified check, bank check, personal check or money order payable to “Premier Commercial Bank — Premier Commercial Bancorp Stock Account.”  You may also wire the funds as set forth below;

3.                                       Deliver the subscription agreement, along with the payment described above, to Premier Commercial Bancorp at the following address:

Premier Commercial Bancorp

Attn: Viktor Uehlinger

2400 E. Katella Avenue Suite 125

Anaheim, California 92806

4.                                       If you wish to submit your funds by wire transfer, you should deliver your subscription agreement as set forth above and wire transfer your funds to:

Premier Commercial Bank

ABA No. 122243350

Attention:  The Premier Commercial Bancorp

                  Account 1005479

If you have questions on completing the subscription agreement or the submission of the purchase price, you should contact Viktor Uehlinger,  (714) 978-2400.

The full subscription price for the shares must be remitted with the subscription agreement in order to constitute a valid subscription offer.  The subscription price consists of the number of shares you wish to purchase multiplied by $22.00.

Failure to include either the subscription agreement or the full purchase price will give Premier Commercial Bancorp the right to reject your subscription.

The subscription price will be deemed to have been received by us only upon (i) clearance of any uncertified check, (ii) receipt by us of any certified check or cashier’s check drawn upon a U.S. bank , or (iii) receipt of collected funds in the stock offering account designated above.  Funds paid by uncertified business or personal check may take at least five business days to clear.  Accordingly, you are urged to make payment sufficiently in advance of the expiration of offering to ensure that such payment is received and clears by such date. We urge you to consider using an alternative payment by means of certified check, bank draft, money order or wire transfer of funds.

Once the subscription agreement has been delivered to us, such subscription may not be revoked by the subscriber.

Expiration Date

We will accept subscriptions until 5:00 p.m. Pacific time on                , 2006 unless the offering is fully subscribed before that date or we close the offering, and, in either event, the offering may be closed without further notice.  The expiration date may also be extended without notice to a date not later than                , 2006.  Any such extension shall not affect the rights of those who have already subscribed.

USE OF PROCEEDS

If the offering is consummated and the maximum number of shares are sold, the net proceeds from the sale of 727,272 shares, sold at $22.00 per share, are estimated to be approximately $15.9 million, net of estimated offering expenses of $100,000, assuming all 727,272 shares are sold in the offering.  We intend to use $8.7 million of the net proceeds from this offering to establish and capitalize a new bank subsidiary in Arizona and use the remainder for general corporate and working capital purposes and to support future growth.

Premier Commercial Bancorp has entered into a memorandum of understanding with the proposed executive officers for the proposed Arizona bank, Steven Ellsworth and Kevin Stevenson, regarding the formation and capitalization of a new Arizona bank subsidiary.  Under the terms of the memorandum, the proposed Arizona bank will be capitalized for $10,000,000 with Premier Commercial Bancorp, Ellsworth and Stevenson as the only shareholders.  Premier Commercial Bancorp will contribute $8,700,000 and will receive 870,000 shares of the proposed Arizona bank’s common stock.  Mr. Ellsworth will contribute $750,000 and will receive 37,500 units, with each unit consisting of 2.5 shares of the proposed Arizona bank’s common stock and a warrant to purchase one additional share of the proposed Arizona bank’s common stock.  Mr. Ellsworth’s reduced price of an effective $8.00 per share is to compensate him for the loss of income he suffered as a result of his leaving his former employer to join Premier Commercial Bancorp in the organization of the proposed Arizona bank.  Mr. Stevenson will contribute $550,000 and will receive 27,500 units, with each unit consisting of 2 shares of the Arizona bank’s common stock and a warrant to purchase one additional share of the proposed Arizona bank’s common stock.  The memorandum also provides that the warrants for Ellsworth and Stevenson will be exercisable during a term of five years at a price equal to the higher of 1.5 times the book value of the proposed Arizona bank at the time of the exercise of the warrant or an annual increasing price over the five-year term between $15.00 and $20.00.  These warrants will vest immediately, not be transferable and would be forfeited prior to exercise if Mr. Ellsworth or Mr. Stevenson resign from the proposed Arizona bank or they are terminated for cause.

The remainder will be held for working capital and placed into investments which are not inconsistent with the investment policy of Premier Commercial Bank at the time of the investment.  These funds, could, in the future, be used for the partial funding of growth, as described below; or additionally downstreamed to Premier Commercial Bank to address any further capital needs, although no such determination as to these particular uses has been made at this time, and these potential uses of the proceeds are subject to change.

The following table summarizes the anticipated use of the net proceeds from this offering:

		Percentage of
(Dollars in millions)	Amount	Net Proceeds
Establish and capitalize a new Arizona bank subsidiary	$8.7	54.7%
Working capital for Premier Commercial Bancorp	7.2	45.3%
	$15.9	100.0%

Application has been made with the Office of the Comptroller of the Currency and Federal Reserve Board of Governors for the establishment and capitalization of a new bank subsidiary in Arizona.  Those proceeds received by Premier Commercial Bank will be used for general and corporate working capital purposes, which may include the repurchase of loan participations previously sold to other financial institutions, funding for new loans and to support future growth.

In the event we are unable to sell all or substantially all of the shares offered, we will not go forward with the establishment of the Arizona bank, and instead will add any proceeds received to our working capital for the growth and expansion of Premier Commercial Bank.

CAPITALIZATION

The following table sets forth our consolidated capitalization at December 31, 2005 and the pro forma consolidated capitalization at such date, as adjusted to give effect to the sale of 727,272 shares at $22.00 per share.  This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included in this prospectus.

(Dollars in thousands)	Actual	As of December 31, 2005(1) Pro Forma, As Adjusted Assuming the Sale Of 727,272 Shares at $22.00 per share

Common stock, no par value, 10,000,000 shares authorized, 1,823,547 shares issued and outstanding; 2,550,819 shares to be issued and outstanding after completion of the offering;	$9.808	$25,708
Retained earnings	2,961	2,691
Accumulated other comprehensive income (loss)	(322)	(322)
Total stockholders’ equity	$12,177	$28,007
Book value per share(2)	$6.68	$11.01
Capital Ratios:(3)
Tier 1 leverage ratio	6.80%	13.20%
Tier 1 capital to risk-weighted assets	7.20%	13.90%
Total capital to risk-weighted assets	10.20%	16.90%

(1)                                  This table excludes 428,321 shares of common stock issuable upon exercise of outstanding options, at an average exercise price of $5.40 per share.

(2)                                  Actual book value per share equals total stockholders’ equity of $12,177,000 divided by 1,823,547 shares issued and outstanding at December 31, 2005.  Book value per share as adjusted equals total stockholders’ equity of $28,077,000 (assuming net proceeds of this offering of $15,900,000) divided by 2,550,819 shares (assuming issuance and sale of 727,272 shares).

(3)                                  These ratios are explained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations B Capital Resources” and “Regulation and Supervision.”

DILUTION

In its initial public offering in 2001, Premier Commercial Bank sold approximately 348,000 shares to our directors and executive officers at a price per share of $5.12, as adjusted for the stock splits.  In its secondary offering in 2003, Premier Commercial Bank sold approximately 189,000 shares to our directors and executive officers at a price per share of $6.40, as adjusted for the stock splits.  Our unaudited net book value on December 31, 2005 was $12,177,000 or $6.68 per share.  Book value per share represents the amount of our total assets reduced by total liabilities and divided by the number of shares of our common stock outstanding.  Giving effect to the sale of all 727,272 shares offered, the net book value will be $28,077,000 or $11.01 per share, resulting in an immediate increase to existing shareholders in net book value of $4.33 per share and an immediate dilution to the investors in this offering of $10.99 per share.  “Dilution” means the difference between the net book value before this offering and after giving effect to this offering.

The following table illustrates this per share dilution.

Assuming all
727,272 shares are sold

Offering price per share	$22.00

Net book value per share as of December 31, 2005	$6.68

Pro forma net book value per share after the offering	$11.01

Increase in net book value per share to existing shareholders	$4.33

Dilution of net book value per share to current subscribers	$10.99

MARKET INFORMATION AND DIVIDEND POLICY

AND RELATED MATTERS

Trading History

Premier Commercial Bancorp common stock is not listed on any exchange nor is it listed with the National Association of Securities Dealers Automated Quotation (“NASDAQ”).  Premier Commercial Bancorp common stock is traded on the OTC Bulletin Board under the trading symbol “PCBP.OB.” There is no established trading market for shares of Premier Commercial Bancorp common stock.

                The following table summarizes for the periods indicated those trades of which management has knowledge, setting forth the approximate sales prices of which management is aware.

	Sales Price of
	Premier Commercial
	Bancorp Common Stock(1)
Quarter	High	Low
2004
1st Quarter	$16.00	$11.60
2nd Quarter	$14.08	$12.16
3rd Quarter	$19.20	$19.20
4th Quarter	$20.16	$19.20

2005
1st Quarter	$20.40	$15.84
2nd Quarter	$18.40	$17.60
3rd Quarter	$19.20	$16.00
4th Quarter	$20.00	$17.40

(1)                                  As adjusted for the 5-for-4 stock splits effected January 19, 2005 and February 1, 2006.

                                                The last known trade of Premier Commercial Bancorp common stock of which Premier Commercial Bancorp is aware was on March 27, 2006, consisting of 100 shares at $23.00 per share.  Potential investors are urged to obtain current market quotations for shares of Premier Commercial Bancorp Common Stock.  Information concerning current market quotations can be obtained by calling Troy Norlander, The Seidler Companies Incorporated at (800) 288-2811 or William Notrica, RBC Dain Rauscher at (888) 720-8917.

                                                Holders

                                                On December 31, 2005, we had approximately 183 shareholders of record of our common stock.

Dividends

As a bank holding company which currently has no significant assets other than our 100% ownership of Premier Commercial Bank, our ability to pay cash dividends depends upon the dividends we receive from Premier Commercial Bank.  The dividend practice of Premier Commercial Bank, like our dividend practice, will depend upon its earnings, financial condition and other relevant factors, including applicable regulatory orders and restrictions with respect to dividends.

Premier Commercial Bank’s ability to pay cash dividends to us is also subject to certain legal limitations.  Under national banking law, no national bank may pay dividends from its capital; all dividends must be paid out of net profits then on hand, after deducting expenses including losses and bad debts.  The payment of dividends out of the net profits of a national bank is further prohibited from declaring a dividend on its shares of common stock until the bank’s surplus fund equals the amount of the bank’s capital stock, or if the surplus fund does not equal the amount of capital stock, until one-tenth of the bank’s net profits of the preceding half-year in the case of quarterly or semi-annual dividends, or the preceding two consecutive half-year periods, are transferred to the surplus fund before each dividend is declared.  In addition, the approval of the Comptroller of the Currency is required if the total of all dividends declared by the bank in any calendar year exceeds the total of its net profits of that year combined with its net profits of the two preceding years, less any required transfers to surplus or a fund for the retirement of any preferred stock.  The Office of the Comptroller of the Currency has also adopted guidelines to be considered by a national bank in determining the payment of dividends.  Under these guidelines a national bank is to evaluate its capital position, its maintenance of an adequate allowance for loan and lease losses, and to review or develop a comprehensive capital plan, complete with financial projections, budgets and dividend guidelines.  Finally, the Office of the Comptroller of the Currency may prohibit the payment of any dividend which would constitute an unsafe and unsound banking practice.

Shareholders are entitled to receive dividends only when and if declared by our board of directors and we have no intention to pay cash dividends in the foreseeable future.  Instead, any earnings which may be generated will be retained for the purpose of increasing  our capital and reserves in order to facilitate growth.

Since inception, we have paid no cash dividends and have had two 5-for-4 stock splits effective as of January 19, 2005 and February 1, 2006.

BUSINESS

Premier Commercial Bancorp

Premier Commercial Bancorp is a bank holding company incorporated in California on March 25, 2004 and registered under the Bank Holding Company Act of 1956, as amended.  We conduct operations through our sole subsidiary, Premier Commercial Bank, a national bank.  We and Premier Commercial Bank are both headquartered in Anaheim, California at 2400 E. Katella Avenue.  We acquired all of the outstanding shares of Premier Commercial Bank on June 30, 2004.

Premier Commercial Bank

General

Premier Commercial Bank was organized under the laws of the United States as a national banking organization and commenced operations on November 28, 2001.

As an independent community commercial bank, Premier Commercial Bank offers a full range of consumer and commercial banking services primarily to the business and professional community and individuals located in Orange County, California and surrounding areas.

Our business strategy is to increase shareholder and franchise value by currently expanding our geographic footprint into Arizona with the proposed establishment of a new bank and loan production office. We expect to achieve these goals with our core group of experienced bankers, meeting the needs of our constituent shareholders, customer and employee groups.  This will be accomplished by understanding our customers’ needs and expectations and addressing each of them in a focused and responsive fashion, on a timely basis.

Further, we expect to constantly refine and redefine our asset and liability portfolios through growth and product line diversification, increase our base of higher yielding assets as the economic cycle strengthens and improve our efficiency ratio as we leverage our talents and capital.

In August, 2003, Premier Commercial Bank opened a loan production office in Woodland Hills, California and in March, 2006, Premier Commercial Bank opened a loan production office in Mesa, Arizona.  With the establishment of these loan production offices, Premier Commercial Bank expects to increase its loans.  Such loans are also expected to contribute to greater levels of interest income, and increase the number of government guaranteed loans saleable into the secondary market.  Though no absolute assurance can be given that this will in fact, occur, it is anticipated to be the likely outcome of such loan production facility. Premier Commercial Bank employs two staff members in its Woodland Hills loan production office and four staff members in its Mesa loan production office.  Each of these employees is supervised  by Premier Commercial Bank’s Chief Operating Officer.

Premier Commercial Bank offers a wide range of deposit instruments including personal and business checking accounts and savings accounts, interest-bearing negotiable order of withdrawal accounts, money market accounts and time certificates of deposit.  Most of Premier Commercial Bank’s deposits are attracted from individuals and from small and medium-sized business-related sources.  Its deposits are insured under the Federal Deposit Insurance Act up to applicable limits, and subject to regulations by that federal agency and to periodic examinations of its operations and compliance by the Office of the Comptroller of the Currency.

Premier Commercial Bank also engages in a full complement of lending activities, including commercial real estate mortgage, commercial and industrial, construction, and consumer loans, with particular emphasis on short and medium-term obligations.  Premier Commercial Bank’s loan portfolio has a 24% concentration in the hospitality industry, and approximately 80% of Premier Commercial Bank’s loans are secured by real estate.

In addition to the loan and deposit services Premier Commercial Bank also offers a wide range of specialized services designed to attract and service the needs of commercial customers and account holders.  These services include cashiers’ checks, travelers’ checks and foreign drafts.  Premier Commercial Bank does not operate a trust department.  Most of Premier Commercial Bank’s business originates from within Orange County.  Neither Premier Commercial Bank’s business or liquidity is seasonal, and there has been no material effect upon Premier Commercial Bank’s capital expenditures, earnings or competitive position as a result of federal, state or local environmental regulation.

SBA Loans

Premier Commercial Bank offers government guaranteed 7a loans and 504 loan programs. This division enhances Premier Commercial Bank’s ability to generate credit volume through the use of government funding programs utilizing the knowledge and contacts of Premier Commercial Bank’s Board of Directors and lending staff, and drawing on Premier Commercial Bank’s various community activities to solicit additional sources for lending. Premier Commercial Bank believes that a strong and continuing relationship with SBA will generate further business opportunities for both Premier Commercial Bank and its constituent borrowers. The U.S. Small Business Administration provides financial, technical and management assistance to help Americans start, run, and grow their businesses, and has a portfolio of business loans, loan guarantees and disaster loans.  In addition, the SBA offers management and technical assistance to small business owners.

Premier Commercial Bank is a Preferred SBA Lender, providing streamlined applications and approvals, thereby expediting SBA approval process.  Preferred lenders receive full delegation of lending authority.  Only the most active and expert SBA participating lenders are designated as Certified or Preferred.

In addition, the SBA offers the SBAExpress program, which encourages lenders to make more small loans to small businesses. Participating banks use their own documentation and procedures to approve service and liquidate loans up to $250,000. In return, the SBA guarantees 50 percent of each loan.

Basic 7(a) Loan Guaranty Program

This program serves as the SBA’s primary business loan program to help qualified small businesses obtain financing when they might not be eligible for business loans through normal lending channels. It is also the agency’s most flexible business loan program, since financing under this program can be guaranteed for a variety of general business purposes. Loan proceeds can be used for most sound business purposes including working capital, machinery and equipment, furniture and fixtures, land and building (including purchase, renovation and new construction), leasehold improvements, and debt refinancing (under special conditions). Loan maturity is up to 10 years for working capital and generally up to 25 years for fixed assets. This program is targeted towards start-up and existing small businesses.

Basic 504 Loan Program

This program provides long-term, fixed-rate financing to small businesses to acquire real estate, machinery or equipment for expansion or modernization. Typically a 504 project includes a loan secured from a private-sector lender with a senior lien, a loan secured from a CDC (funded by a

100 percent SBA-guaranteed debenture) with a junior lien covering up to 40 percent of the total cost, and a contribution of at least 10 percent equity from the borrower. The maximum SBA debenture generally is $1 million (and up to $1.3 million in some cases).  This program is targeted towards small businesses requiring “brick and mortar” financing.

Employees

At December 31, 2005, Premier Commercial Bank employed 44 persons on a full-time equivalent basis.

Competition

The banking business in California generally, and in the market areas served by Premier Commercial Bank specifically, is highly competitive with respect to both loans and deposits.  Premier Commercial Bank competes for loans and deposits with other commercial banks, savings and loan associations, finance companies, money market funds, credit unions and other financial institutions, including a number that are much larger than Premier Commercial Bank.  As of June 30, 2005, the most recent date for which data is available from the FDIC, there were 96 insured depository institutions with 615 banking offices, including money center banks (Bank of America and Wells Fargo), operating within Premier Commercial Bank’s primary market areas in Orange County.  At June 30, 2005, Premier Commercial Bank among the 96 insured depository institutions ranked 30th in total deposits with .32% of the total deposits in Orange County.  There has been increased competition for deposit and loan business over the last several years as a result of deregulation.  Many of the major commercial banks operating in Premier Commercial Bank’s market areas offer certain services, such as trust and international banking services, which Premier Commercial Bank does not offer directly.  Additionally, banks with larger capitalization have larger lending limits and are thereby able to serve larger customers.

To a great extent, the super-regional state chain banks also have the advantage of geographically diffused name recognition and may actively pursue wide-ranging advertising campaigns and branding tactics which are not available to a local community institution, due to economies of scale.  Further, other competitors have entered banking markets with focused products targeted at specific highly profitable customer segments.  Many competitors are able to compete across geographic boundaries that are blocked to us and provide customers with alternatives to traditional banking services and nearly all significant products.

In addition to competition from insured depository institutions, principal competitors for deposits and loans have been mortgage brokerage companies, insurance companies, brokerage houses, credit card companies and even retail establishments offering investment vehicles such as mutual funds, annuities and money market funds, as well as traditional bank-like services such as check access to money market funds, or cash advances on credit card accounts.

In order to compete with the other financial institutions in its principal marketing area, Premier Commercial Bank relies principally upon local promotional activities, personal contacts by its officers, directors and employees, and close connections with its community. To accommodate borrowers with loan requests which exceed Premier Commercial Bank’s legal lending limit, Premier Commercial Bank has established participation arrangements with correspondent banks to facilitate approval and funding.

Properties

Premier Commercial Bank operates from its main office location at 2400 E. Katella Avenue Suite 125, Anaheim, California, where the administrative functions and regular branch activities of Premier Commercial Bank occur.

Premier Commercial Bank leases space in a multi-story office building at its main office under a lease agreement.  There are three separate leases for these premises.  The first lease is for 4,602 square feet on the first floor of the twelve story office building at a current rental rate of $9,664 per month.  The second lease is for 4,013 square feet on the fourth and sixth floors at a current rental rate of $7,563 per month.   The third lease is for 4,467 square feet on the sixth floor at a current rental rate of $9,604 per month.  Under the leases we are responsible for the payment of an additional assessment of common area expenses, should they exceed a defined base year.  All of these leases expire on November 30, 2008 and all of the leases may be extended.

Premier Commercial Bank also rents 455 square feet in Woodland Hills, California for its loan production office.  This is a month-to-month rental with a current monthly payment of $1,138.  Finally, Premier Commercial Bank rents 921 square feet in Mesa, Arizona for its loan production office.  This is also a month-to-month rental with a currently monthly payment of $3,260.  Management believes that its existing facilities are adequate for its present purposes and anticipated growth in the foreseeable future.

Trust Preferred Securities Offerings

During December 2004, the Premier Commercial Bancorp formed a wholly-owned Delaware statutory business trust, Premier Commercial Bancorp Trust I (the “Trust I”).  On December 10, 2004, Premier Commercial Bancorp issued to the Trust I, Floating Rate Junior Subordinated Deferrable Interest Debentures due March 15, 2035 (the “Debentures”) in the aggregate principal amount of $6,186,000.  Trust I funded its purchase of debentures by issuing $6,000,000 in floating rate capital securities (“trust preferred securities”), which were sold to a third party.  These trust preferred securities qualify as Tier 1 capital under current Federal Reserve Board guidelines.  The Debentures are the only asset of the Trust I.  The interest rate and terms on both instruments are substantially the same.  The interest rate is fixed at 6.05% per annum until March 15, 2010 and variable thereafter based on the three month LIBOR (London Interbank Offered Rate) plus 2.05%, adjusted quarterly.  The proceeds from the sale of the Debentures were primarily used by Premier Commercial Bancorp to inject capital into Premier Commercial Bank.

During December 2005, Premier Commercial Bancorp formed a wholly-owned Connecticut statutory business trust, Premier Commercial Statutory Trust II (the “Trust II”).  On December 23, 2005, Premier Commercial Bancorp issued to the Trust II, Floating Rate Junior Subordinated Deferrable Interest Debentures due March 15, 2036 (the “Debentures”) in the aggregate principal amount of $3,093,000.  The Trust II funded its purchase of debentures by issuing $3,000,000 in floating rate capital securities (“trust preferred securities”), which were sold to a third party.  These trust preferred securities qualify as Tier 1 capital under current Federal Reserve Board guidelines.  The Debentures are the only asset of the Trust II.  The interest rate and terms on both instruments are substantially the same.  The interest rate is fixed at 6.64% per annum until December 15, 2012 and variable thereafter based on the three month LIBOR (London Interbank Offered Rate) plus 1.75%, adjusted quarterly.  The proceeds from the sale of the Debentures were primarily used by Premier Commercial Bancorp to inject capital into Premier Commercial Bank.

Premier Commercial Bancorp has entered into contractual agreements which, taken collectively, fully and unconditionally guarantee payment of: (1) accrued and unpaid distributions required to be paid on the capital securities; (2) the redemption price with respect to any capital securities called for redemption by either Trust I or Trust II, and (3) payments due upon voluntary or involuntary dissolution, winding up, or liquidation of either Trust I or Trust II.

The trust preferred securities are mandatorily redeemable upon maturity of the Debentures on March 15, 2035 for Trust I and March 15, 2036 for Trust II, or upon earlier redemption as provided in the indenture.

Premier Commercial Bancorp has also acquired an option to issue $3,093,000 of junior subordinated debt securities (the “debt securities”) to Premier Commercial Bancorp Trust III, a statutory trust created under the laws of the State of Delaware.  The option expires June 30, 2006, and Premier Commercial Bancorp believes it will exercise the option and accept these borrowings in the second quarter of 2006.  These debt securities will also be subordinated and will have a thirty-year maturity.  Interest will be payable quarterly on these debt securities at a floating rate of LIBOR plus 1.75% per annum.  The debt securities can also be redeemed at par prior to that date if certain events occur that impact the tax treatment or the capital treatment of the issuance.  Premier Commercial Bank has entered into a cash flow hedge to lock in a fixed interest rate of 7.04% on these borrowings through 2013 when the borrowings can be prepaid without penalty.

SELECTED FINANCIAL DATA

The following selected financial data with respect to Premier Commercial Bancorp’s statement of financial condition as of December 31, 2005 and 2004 and its statements of income for the years then ended have been derived from the audited financial statements included in this prospectus.  This information should be read in conjunction with such financial statements and the notes thereto.

	At or For the Period Ended December 31,
(Dollars in thousands, except per share data)	2005	2004
Summary of Operations:
Interest Income	$11,432	$5,521
Interest Expense	2,980	1,227
Net Interest Income	8,452	4,294
Provision for Loan Losses	837	488
Net Interest Income after Provision for Loan Losses	7,615	3,806
Noninterest Income	3,501	5,376
Noninterest Expense	8,317	7,375
Income Before Income Taxes	2,799	1,807
Income Taxes	1,111	653
Net Income	$1,688	$1,154

Per Share Data(1):
Income per Share — Basic	$0.93	$0.63
Income per Share — Diluted	$0.81	$0.56
Book Value	$6.68	$5.88
Shares Used for Basic Earnings per Share	1,823,547	1,823,547
Shares Used for Diluted Earnings per Share	2,079,745	2,044,941

Balance Sheet Summary:
Total Assets	$278,398	$167,291
Investment Securities	30,203	32,339
Loans, Net of Deferred Fees	184,188	98,020
Allowance for Loan Losses (“ALL”)	1,890	1,053
Total Deposits	254,523	149,028
Total Shareholders’ Equity	12,179	10,719
Actual Shares Outstanding(1)	1,823,547	1,823,547

Selected Ratios:
Return on Average Assets	0.81%	0.90%
Return on Average Shareholders Equity	15.04%	11.35%
Net Interest Margin(2)	4.32%	3.65%
ALLL to Loans	1.03%	1.07%
ALLL to Nonperforming Loans	N/A	N/A
Loans to Deposits	72.37%	65.77%
Shareholder’s Equity to Assets	4.37%	6.41%
Efficiency Ratio(3)	69.58%	76.27%
Tier 1 capital to average assets	6.80%	9.30%
Tier 1 capital to risk weighted assets	7.20%	11.80%
Total risk based capital ratio	10.20%	14.70%

(1)          Shares and per share data have been retroactively adjusted for the 5-for-4 stock split in 2006.

(2)          Net interest income (before provision for loan losses) as a percentage of average interest-earning assets.

(3)          Noninterest expense as a percentage of the sum of net interest income and noninterest income.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following sections set forth a discussion of the significant operating changes, business trends, financial condition, earnings, capital position, and liquidity that have occurred in the year ended December 31, 2005 and 2004, together with an assessment, when considered appropriate, of external factors that may affect us in the future.  This discussion should be read in conjunction with our financial statements and notes included in this prospectus.

Critical Accounting Policies

The following summaries the critical accounting policies used by Premier Commercial Bancorp.  See Note A in the consolidated financial statements for a complete summary of all significant accounting policies of Premier Commercial Bancorp:

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Allowance for Loan Losses

The allowance for loan losses is adjusted by charges to income and decreased by charge-offs (net of recoveries).  Management’s periodic evaluation of the adequacy of the allowance is based on Premier Commercial Bancorp’s known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, and current economic conditions.

Gain on Sale of Loans

To calculate the gain (loss) on sale of loans, Premier Commercial Bancorp’s investment in the loan is allocated among the retained portion of the loan, the servicing retained, the interest-only strip and the sold portion of the loan, based on the relative fair market value of each portion.  The gain (loss) on the sold portion of the loan is recognized at the time of sale based on the difference between the sale proceeds and the allocated investment.  As a result of the relative fair value allocation, the carrying value of the retained portion is discounted, with the discount accreted to interest income over the life of the loan.  That portion of the excess servicing fees that represent contractually specified servicing fees (contractual servicing) are reflected as a servicing asset which is amortized over an estimated life using a method approximating the level yield method; in the event future prepayments exceed management’s estimates and future expected cash flows are inadequate to cover the unamortized servicing asset, additional amortization would be recognized.  The portion of excess servicing fees in excess of the contractual servicing fees is reflected as interest-only (I/O) strips receivable, which are classified as interest-only strips receivable available for sale and are carried at fair value.

Loan Referral Fees

The Company has loan referral programs with several regional banks.  Under these programs, the Company solicits and underwrites loans and then refers the completed loan file to a participating regional bank for final approval and funding.  The Company recognizes loan referral fees into income upon funding of the loan by the regional bank.  The participating regional banks establish the underwriting criteria for the loans and the Company has no recourse liability on these loans other than normal industry provisions for fraud by the Company.

The Company selects loans for inclusion in the loan referral program that it does not want to fund internally based on several factors.  Generally loans are not funded internally if they are long term fixed rate loans, exceed the Company’s loan limits, pose unusual risk factors, are geographically out of the Company’s primary service area, do not include other beneficial banking arrangements or if they would negatively impact the Company’s capital ratios, interest rate risk or concentrations of certain loan types.

Current Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board revised SFAS 123 and issued it under its new name, “Share-Based Payment”.  This statement eliminates the alternative to use APB Opinion 25’s intrinsic value method of accounting.  Instead, this Statement generally requires entities to recognize the cost of employee services received in exchange for awards of stock options, or other equity instruments, based on the grant-date fair value of those awards. This cost will be recognized over the period during which an employee is required to provide service in exchange for the award, generally the vesting period.

Premier Commercial Bank must adopt this SFAS 123R in 2006 for all new stock option awards as well as any existing awards that are modified, repurchased or cancelled.  In addition, the unvested portion of previously awarded options will also be recognized as expense.  Premier Commercial Bank is unable to estimate the impact of SFAS 123R on its financial condition and results of operations as the decision to grant option awards is made annually on a case-by-case basis and, accordingly, Premier Commercial Bank cannot estimate the amount of stock awards that will be made in 2006 and subsequent years.  However, options outstanding at December 31, 2005 that vest in 2006 and 2007 will result in net compensation costs of approximately $7,000 in 2006 and $5,000 in 2007.

Earnings Summary

Net income for 2005 was $1,688,000 an increase of $534,000 or 46.3% compared to the 2004 net income of $1,154,093.  On a diluted basis, per share net income was $0.81 in 2005 compared to $0.56 in 2004, an increase of 44.6%.  The increase in earnings in 2005 over 2004 was due to a combination of the following factors:

Increase in net interest income	$4,158,000
Increase in provision for loan losses	(349,000)
Reduction in noninterest income	(1,875,000)
Increase in noninterest expense	(942,000)
Increase in income tax expense	(458,000)
Increase in Net Income	$534,000

Net income for 2004 was $1,154,000 an increase of $231,000 or 25.0% compared to the 2003 net income of $923,000.  On a diluted basis, per share net income was $0.56 in 2004 compared to $0.49 in 2003, an increase of 14.3%.  The increase in earnings in 2004 over 2003 was due to a combination of the following factors:

Increase in net interest income	$1,558,000
Increase in provision for loan losses	(188,000)
Increase in noninterest income	2,816,000
Increase in noninterest expense	(3,302,000)
Increase in income tax expense	(653,000)
Increase in Net Income	$231,000

Each of these changes will be discussed in more detail in the following analysis.

The following table sets forth several key operating ratios for 2005, 2004 and 2003:

	At or For the Year Ended December 31,
	2005	2004	2003
Return on Average Assets	0.81%	0.90%	1.04%
Return on Average Equity	15.04%	11.35%	10.92%
Average Shareholders’ Equity to Average Total Assets	5.38%	7.93%	9.51%

Balance Sheet Summary

Premier Commercial Bancorp experienced substantial growth in 2005 as total assets reached $278.4 million at December 31, 2005, an increase of $111.2 million or 66.5% over the December 31, 2004 total assets of $167.2 million.  The majority of this increase was centered in loans which increased $86.7 million or 88.4% from $98.1 million at December 31, 2004 to $184.8 million at December 31, 2005.  In addition, federal funds sold increased $25.1 million from $20.8 million at December 31, 2004 to $45.9 million at December 31, 2005.  Premier Commercial Bancorp funded this growth primarily through deposits which increased $105.5 million or 70.8% from $149.0 million at December 31, 2004 to $254.5 million at December 31, 2005.

The Company also had substantial growth in 2004 as total assets reached $167.2 million at December 31, 2004 compared $105.6 million in 2003, an increase of $61.7 million or 58.4%.  $36.5 million of this growth was in loans while investment securities increased $15 million and federal funds sold increased $9.3 million.  The 2004 growth in assets was funded primarily by deposit growth of $53.5 million as well as borrowings of $6.2 million.

Distribution Of Assets, Liabilities, And Shareholders’ Equity

The following tables present, for the periods indicated, the distribution of average assets, liabilities and shareholders’ equity, as well as the total dollar amounts of interest income from average interest-earning assets and the resultant yields, and the dollar amounts of interest expense and average interest-bearing liabilities, expressed both in dollars and in rates.  Nonaccrual loans are included in the calculation of the average balances of loans, and interest not accrued is excluded (dollar amounts in thousands).

	For the Year Ended December 31,
	2005			2004			2003
	Average Balance	Interest Earned or Paid	Average Yield or Rate Paid	Average Balance	Interest Earned or Paid	Average Yield or Rate Paid	Average Balance	Interest Earned or Paid	Average Yield or Rate Paid
Assets
Interest-Earning Assets:
Investment Securities	$32,526	$1,055	3.24%	$25,218	$569	2.26%	$27,239	$669	2.46%
Federal Funds Sold and Other	23,625	825	3.49%	19,045	312	1.64%	12,103	150	1.24%
Loans	139,357	9,552	6.85%	73,273	4,640	6.33%	42,650	2,699	6.33%
Total Interest-Earning Assets	195,508	11,432	5.85%	117,536	5,521	4.70%	81,992	3,518	4.29%

Cash and Due from Bank	8,194			7,349			6,054
Premises and Equipment	546			423			368
Other Real Estate Owned	—			—			—
Accrued Interest and Other Assets	5,636			3,744			833
Allowance for Loan Losses	(1,442)			(796)			(406)
Total Assets	$208,442			$128,256			$88,841

Liabilities and Shareholders’ Equity
Interest-Bearing Liabilities:
Savings, Money Market and NOW	$75,023	$1,613	2.15%	$53,755	864	1.61%	$34,350	576	1.68%
Time Deposits under $100,000	1,758	44	2.50%	1,716	35	2.04%	1,089	22	2.02%
Time Deposits of $100,000 or more	27,532	882	3.20%	13,608	306	2.25%	9,413	184	1.95%
Borrowings	8,111	441	5.44%	390	21	5.38%	—	—	—
Total Interest-Bearing Liabilities	112,424	2,980	2.65%	69,469	1,226	1.76%	44,852	782	1.74%
Noninterest-Bearing
Liabilities:
Demand Deposits	83,996			48,230			35,372
Other Liabilities	798			392			168
Shareholders’ Equity	11,224			10,165			8,449
Total Liabilities and Shareholders’ Equity	$208,442			$128,256			$88,449	$2,736
Net Interest Income		$8,452			$4,295
Net Yield on Interest-Earning Assets			4.32%			3.65%			3.34%

Earnings Analysis

Net Interest Income

A significant component of our earnings is net interest income.  Net interest income is the difference between the interest we earn on our loans and investments and the interest we pay on deposits and other interest-bearing liabilities.

Our net interest income is affected by changes in the amount and mix of our interest-earning assets and interest-bearing liabilities, referred to as a “volume change”.  It is also affected by changes in the yields we earn on interest-earning assets and rates we pay on interest-bearing deposits and other borrowed funds, referred to as a “rate change”.

The following table sets forth changes in interest income and interest expense for each major category of interest-earning asset and interest-bearing liability, and the amount of change attributable to volume and rate changes for the years indicated.  Changes not solely attributable to rate or volume have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the changes in each (dollar amounts in thousands).

	Year Ended Dec. 31, 2005			Year Ended Dec. 31, 2004
	Versus			Versus
	Year Ended Dec. 31, 2004			Year Ended Dec. 31, 2003
	Increase (Decrease) Due			Increase (Decrease) Due
	To Change in			To Change in
	Volume	Rate	Total	Volume	Rate	Total
Interest-Earning Assets:
Investment Securities	$194	$292	$486	$(48)	$(52)	$(100)
Federal Funds Sold and Other	90	423	513	104	58	162
Loans	4,501	411	4,912	1,939	2	1,941
Total Interest Income	4,785	1,126	5,911	1,995	8	2,003

Interest-Bearing Liabilities:
Savings, Money Market and Now	404	345	749	313	(25)	288
Time Deposits under $100,000	1	8	9	13	—	13
Time Deposits of $100,000 or more	20	556	576	91	31	122
Borrowings	420	—	420	21	—	21
Total Interest Expense	845	909	1,754	438	6	444
Net Interest Income	$3,940	$217	$4,157	$1,557	$2	$1,559

Net interest income for 2005 was $8.5 million compared to $4.3 million in 2004.  This increase of $4.2 million was due primarily to a combination of a significant increase in average interest-earning assets as well as an increase in the net yield on average interesting-earning assets.  Average interest-earning assets in 2005 were $195.5 million and increase of $78.0 million or 66.4% compared to $117.5 million in 2004.  In addition, Premier Commercial Bancorp’s net yield on these assets increased 67 basis points from 3.65% in 2004 to 4.32% in 2005.  Net interest income and the net yield on interest-earning assets are impacted by changes in interest income and interest expense which are discussed in more detail in the following paragraphs.

Interest income in 2005 was $11.4 million an increase of $5.9 million or 107.3% from the $5.5 million reported in 2004.  This increase was impacted by several factors.  First, as noted above, Premier Commercial Bancorp experienced substantial growth in its average interest-earning assets.  This substantial growth accounted for $4.8 million of additional interest income, by far the majority of the total change in 2005.  The second factor that contributed to the increase in interest income was the overall improvement in the mix of average interest-earning assets.  Loans, the highest yielding asset increased as a percentage of total interest-earning assets from 62% in 2004 to 72% in 2004.  The final factor that impacted the increase in interest income in 2005 was the overall increasing rate environment.  During 2005, the prime rate was increased eight times in 2005, each time 25 basis points raising the prime rate from 5.25% at the beginning of the year to 7.25% by the end of the year.  Due to this raising rate environment and the improvement in the mix of interest-earning assets, the yield on average earning assets increased 115 basis points from 4.70% in 2004 to 5.85% in 2005.  This increase in yields added $1.1 million in additional interest income in 2004.

Interest expense also increased in 2005 from $1.2 million in 2004 to $3.0 million in 2005.  This increase of $1.8 million or 143.1% occurred for several reasons.  Premier Commercial Bancorp funded the substantial increase in interest-earning assets primarily through additional deposits and borrowings.  A portion of the funding was through increase in noninterest-bearing demand deposits which increased $35.8 million.  Utilizing these “interest free” funds helps improve Premier Commercial Bancorp’s net yield on interest-earning assets.  The increase in interest-bearing liabilities in 2005 was still significant at $42.9 million or a 61.8% increase from $69.5 million in 2004 to $112.4 million in 2005.  This increase in average outstanding interest-bearing liabilities added $845,000 in additional interest expense in 2005.  The rising rate environment also impacted Premier Commercial Bancorp’s cost of deposits and other borrowings.  The net rate paid on these liabilities increase 89 basis points to 2.65% in 2005 from 1.76% in 2004, adding another $909,000 in interest expense in 2005.

Net interest income for 2004 was $4.3 million compared to $2.7 million in 2003.  This increase was due primarily to the significant 2004 growth in average interest-earning assets.  Average interest-earning assets were $117.5 million in 2004 compared to $81.9 million in 2003, an increase of $35.6 million or 43.3%.  The net yield on interest-earning assets increased slightly in 2004 from 3.34% to 3.65%.

Total interest income increased from $3.5 million in 2003 to $5.5 million in 2004 due primarily to the significant increase in interest-earning assets in 2004 discussed above.  Total interest expense increased $444,000 in 2004 as interest-bearing liabilities increased $24.6 million to fund the 2004 increase in interest-earning assets.  In addition, noninterest-bearing demand deposits increased $12.9 million to assist in the asset funding.

Noninterest Income

Premier Commercial Bank receives noninterest income from three primary sources:

1)             Loan referral fees

2)             Gain on sale of SBA loans

3)             Service charges and fees

4)             Earnings on cash surrender value of life insurance

Premier Commercial Bancorp’s loan referral fee program is an integral part of its operations and significant contributor to its profitability.  Premier Commercial Bank has an extensive network of independent loan brokers who refer commercial real estate loans to Premier Commercial Bank as well as those loans generated by Premier Commercial Bank personnel.  Premier Commercial Bank performs credit review, underwriting and packaging services on these loans and then receives a referral fee from the correspondent bank that ultimately funds the loan.  A commission is paid to referring independent loan brokers and reported as a noninterest expense.  During 2005, Premier Commercial Bancorp received $2.2 million in loan referral fees compared to $4.5 million in 2004.  This decrease of $2.3 million was due primarily to increased competition from other wholesale lending operations as well as an overall slow-down in the commercial real estate portion of the economy.  In addition, in 2005, many of the loans that might have qualified for outside sale were instead funded internally in an effort to increase Premier Commercial Bancorp’s loan portfolio and related net interest income as discussed above.  Loan referral fees in 2004 exceeded 2003 by $2.6 million as the Company reduced the number of loans internally funded to control growth.

Premier Commercial Bancorp has also established a significant Small Business Administration (“SBA”) loan department.  This department originates SBA loans for which Premier Commercial Bancorp periodically sells off the government guaranteed portion.  Premier Commercial Bancorp’s decision to sell SBA loans is dependent on many factors, including its overall asset management goals and requirements.  During 2004, income from the sale of SBA loans was $1.0 million an increase of $340,000 or 50.6% over the $674,000 reported in 2004.  As of December 31, 2005, Premier Commercial Bancorp had in its loan portfolio guaranteed SBA loans totaling $4.2 million that could be sold in future periods.

Premier Commercial Bancorp deposit base is comprised primarily of commercial accounts that typically do not generate significant service charges and fees due to the significant balance they maintain.  Accordingly, service charges and fees in 2005 were $128,215 or approximately $3.7% of total noninterest income.  During 2004 service charges totaled $120,951 compared to $447,780 in 2003.

Premier Commercial Bancorp has purchased single premium life insurance to provide for the death benefit under its deferred compensation programs for executive officers.  Earnings on the cash surrender value of these policies totaled $112,672 in 2005 and $107,730 in 2004.  There were no such policies present in 2003.

Noninterest Expense

Noninterest expense reflects our costs of products and services related to systems, facilities and personnel.  Premier Commercial Bank’s primary components of noninterest expense are:

1)              Salaries and employee benefits

2)              Occupancy and equipment expenses

3)              Commission paid on loan referrals

4)              Other operating expenses

During 2005, noninterest expenses, exclusive of commission paid on loan referrals was $7.2 million compared to $5.8 million in 2004 and 44.1 million in 2003.  The following table shows the primary components of noninterest expense, exclusive of commissions on loan referrals, as well as the changes between 2005 and 2004 and 2004 and 2003 (dollars in thousands):

				2005 to	2004 to
				2004	2003
	Year Ended December 31,			Increase	Increase
	2005	2004	2003	(Decrease)	(Decrease)
Salaries and Employee Benefits	$4,201	$3,596	$1,790	$605	$1,806
Occupancy and Equipment Expenses	585	460	324	125	136
Marketing and Business Promotion	256	204	131	52	73
Data Processing	298	249	262	49	(13)
Professional Fees	391	262	124	129	138
Office Expenses	345	240	152	105	88
Loan Production Expenses	399	224	201	175	23
Courier and Delivery Expenses	185	148	96	37	52
Regulatory Assessments and Insurance	122	96	51	26	45
Other Expenses	397	307	220	90	87
	$7,179	$5,786	$3,351	$1,393	$2,435

These expenses increased $2.4 million in 2004 and $1.4 million in 2005 due to the significant asset growth to the Company since 2003. Total assets have grown from $106 million at December 31, 2003 to $167 million at December 31, 2004 to $278 million at December 31, 2005.

Commissions paid on loan referrals were $1.1 million in 2005 compared to $1.6 million in 2004 and $727,000 in 2003.  As discussed above, these expenses are directly related to the level of loan referral fees as well as SBA loan sales as outside consultants are utilized in both processes.

Income Taxes

Income tax expense increased in 2005 to $1.1 million from $653,000 in 2004 primarily due to increased operating earnings.  Income before taxes was $2.8 million in 2005 compared to $1.8 million in 2004.  Premier Commercial Bancorp’s effective tax rate in 2005 was 39.8% compared to 36.1% in 2004.  The slight increase in 2005 was due to the utilization in 2004 of the remaining valuation allowance from Premier Commercial Bancorp’s net operating losses and other unrecorded deferred tax assets.  Income tax in 2003 was the $800 California minimum tax  as the Company offset the potential tax expense on operating earnings by the valuation allowance on prior operating losses and other unrecorded deferred tax assets.  See also Note H in the audited financial statements for additional discussion of Premier Commercial Bancorp’s income tax expense and related deferred tax assets.

Balance Sheet Analysis

Investment Portfolio

The following table summarizes the amounts and distribution of our investment securities held as of the dates indicated, and the weighted average yields as of December 31, 2005 (dollar amounts in thousands):

	2005			2004		2003
			Weighted
	Amortized	Market	Average	Amortized	Market	Amortized	Market
	Cost	Value	Yield	Cost	Value	Cost	Value
Available-for-Sale Securities
U.S. Treasury:
Within One Year	$—	$—		$500	$499	$—	$—

U.S. Government Agencies:
Within One Year	2,997	2,965	4.01%	4,414	4,401	—	—
One to Five Years	20,338	19,942	3.31%	24,601	24,498	12,943	12,894
Five to Ten Years	—	—		2,000	1,985	2,000	1,999
Total U.S. Government Agencies	23,335	22,907	3.40%	31,015	30,884	14,943	14,893

Other Investment Securities:
Within One Year	978	955	3.73%	1,931	1,908	3,417	3,391

Total Available-for-Sale Securities	$24,313	$23,862	3.41%	$33,446	$33,291	$ 18,360	$ 18,284

Held-to-Maturity Securities

State and Municipal Governments(1):
Within One Year	$331	$329	3.69%	$—	$—	$—	$—
One to Five Years	4,064	3,995	4.16%	—	—	—	—
Five to Ten Years	1,946	1,918	4.03%	—	—	—	—

Total State and Municipal Governments	$6,341	$6,242	4.09%	$—	$—	$—	$—

(1)          Yields for state and municipal governments are actual, not tax equivalents.

As of December 31, 2005, Premier Commercial Bancorp had five investment securities issued by the Palm Drive Health Care District in Palm Springs, California with an aggregate amortized cost of $1,446,113 and market value of $1,427,891.  No other single issuer of investment securities, other than U.S. Governmental Agencies exceeds 10% of Premier Commercial Bancorp’s shareholders’ equity.

Securities may be pledged to meet security requirements imposed as a condition to receipt of deposits of public funds and other purposes.  At December 31, 2005 and 2004, Premier Commercial Bank had pledged investment securities carried at approximately $19.9 million and $7.7 million, respectively, to secure borrowing arrangements and other purposes.

Loan Portfolio

The following table sets forth the components of total net loans outstanding in each category at December 31, of the years indicated (dollar amounts in thousands):

	2005	2004	2003	2002	2001
Loans
Commercial Real Estate	$124,223	$61,371	$40,242	$17,518	$170
Construction	18,600	11,861	4,069	999	—
Commercial	22,831	17,193	10,937	8,689	660
Small Business Administration (“SBA”)	12,525	6,637	5,670	1,860	—
Consumer, including Home Equity Loans	5,916	1,071	640	265	18
Total Loans	184,095	98,133	61,558	29,331	848
Net Deferred Loan Costs, net of (Fees)	93	(113)	(18)	(92)	—
Allowance for Loan Losses	(1,890)	(1,053)	(565)	(65)	(15)
Net Loans	$182,298	$96,967	$60,975	$29,174	$833
Commitments
Letters of Credit	$1,575	$1,336	$29	$29	$—
Undisbursed Loans	48,195	13,845	7,404	7,149	810
Total Commitments	$49,770	$15,181	$7,433	$7,178	$810

Risk Elements

The following is a brief summary of the types of loans by major category as well as the specific underwriting policies and collateral policies:

Commercial Real Estate — these loans include hotels, multi-family residential units, commercial office buildings, warehouses and small business locations.  These properties are both owner occupied and nonowner occupied.  We generally require proof of adequate cash flow to service the debt as well as adequate collateral on these loans.  Loan to appraised value of these loans generally ranges from 60% to 75% depending on the type of property, ownership status and historical cash flows.  Due to our concentration in commercial real estate loans, we monitor quarterly the cash flow performance and real estate values on the majority of the loans in this category.  Commercial real estate loans generally present a higher level of risk than loans secured by owner-occupied, single family residences.  This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income-producing properties and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by commercial real estate is typically dependent upon the successful operation of the related real estate project.  About two-thirds of our total loans are commercial real estate loans are secured by owner-occupied, commercial real estate properties such as hotels and motels which have less risks than commercial real estate loans secured with non-owner-occupied, commercial real estate properties.

Construction Loans — these loans include construction projects or single family homes, multi-family residential units and commercial properties.  Generally these loans are made to builders and developers with proven track records and geographically within our primary service area of Southern California. Due to the volatile nature of these loans, we monitor construction progress and the real estate market quarterly on these projects.  Risks associated with real estate construction loans are generally considered higher than risks associated with other forms of lending.  Loan funds are advanced upon the security of the project under construction, which is more difficult to value prior to the completion of construction.  Should a default occur which results in foreclosure, we could be adversely affected in that we would have to control the project and attempt either to arrange for completion of construction or to dispose of the unfinished project.  Our underwriting criteria is designed to evaluate and minimize the risk of each construction loan.  A wide variety of factors are carefully considered before originating a construction loan, including the availability of permanent financing to the borrower (which may be provided by us at market rates); the reputation of the borrower and the contractor; independent valuations and reviews of cost estimates; preconstruction sale information and cash flow projections of the borrower. At the time of our origination of a construction loan to a builder, the builder often has a signed contract with a purchaser for the sale of the to-be-constructed house, which, by assuring the builder of a repayment source, lessens our underwriting risks on the construction loan.  To reduce the risks inherent in construction lending, as to construction loans for properties which can be constructed on a "speculative" or unsold basis by a builder at any one time, we require the borrower or its principals personally to guarantee repayment of the loan.  Moreover, we control certain of the risks associated with construction lending by requiring builders to submit itemized bills to us, whereupon we disburse the builder's loan funds directly to the contractor and subcontractors, rather than to the builder.

Commercial Loans — these loans are generally to local businesses with long-standing relationships with our loan officers.  These loans can be unsecured or secured depending on the overall financial strength of the borrower and any guarantors.  Most of our commercial borrowers also have substantial deposit account activity with us.  Commercial loans are monitored by a combination of financial statement review and onsite visits by our loan officers.  Commercial loans are often larger and may involve greater risk than other types of lending.  Because payments on such loans are often dependent on successful operation of the business involved, repayment of such loans may be subject to a greater extent to adverse conditions in the economy. We seek to minimize these risks through our underwriting guidelines, which require that the loan be supported by adequate cash flow of the borrower, profitability of the business, collateral and personal guarantees of the individuals in the business. In addition, we limit this type of lending to its market area and to borrowers with which we have prior experience or who are otherwise well known to us.

Small Business Administration Loans (“SBA”) — SBA loans can have the characteristic of our commercial real estate loans as well as our commercial loans.  The majority of our SBA loans are secured by owner-occupied real estate used in the borrowers business.  The loan to value ratio on real estate secured SBA loans ranges from 75% to 90%.  As such, we monitor these loans in a similar fashion as described above for our commercial real estate loans.

Consumers — consumer loans, which include home equity lines, auto loans and other personal loans, are generally made to executives and owners of our business borrowers.  Credit risks from consumer lending are less than with other types of loans because of their relatively small balances spread among a large number of borrowers.  The main risk of consumer loans is the inability of the consumer to make loan payments due to the loss of his or her employment, being overextended and unable to meet his or her obligations and expenditures or due to other reasons such as serious health issuers or loss of other income sources .  Many of our higher-balance consumer loans tend to be well-secured by residences or automobiles. Risks of consumer loans are managed by our underwriting guidelines requiring borrowers to have minimum credit scores and provide collateral, as appropriate.

We assess and manage credit risk on an ongoing basis through our lending policies.  We strive to continue our historically low level of credit losses by continuing our emphasis on credit quality in the loan approval process, active credit administration and regular monitoring.

In extending credit and commitments to borrowers, we generally require collateral and/or guarantees as security. The repayment of such loans is expected to come from cash flow or from proceeds from the sale of selected assets of the borrower.  Our requirement for collateral and/or guarantees is determined on a case-by-case basis in connection with our evaluation of the credit worthiness of the borrower.  Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, income-producing properties, residences and other real property.  We secure our collateral by perfecting our interest in business assets, obtaining deeds of trust, or outright possession among other means.

Once a loan is made, we constantly monitor its performance to determine if any credit deterioration has occurred.  All loans are initially graded for risk using a numeric system of 1 through 5 with 1 being risk free and 5 being acceptable but with less than preferable secondary source of repayment.  Once a loan has been made, the loan officer is responsible for monitoring its performance recommending it for inclusion on the watch list if deterioration occurs.  In addition, we have engaged an outside credit review firm to perform periodic reviews of our portfolio to search for underwriting weakness and loan deterioration.

We believe that our lending policies, underwriting standards and credit monitoring will tend to minimize losses in an economic downturn, however, there is no assurance that losses will not occur under such circumstances.

The following table shows the maturity distribution of loan portfolio and the as well as the allocation between fixed and variable rate loans as of December 31, 2005:

		Over One
		Year But
	Less Than	Less Than	Over Five
	One Year	Five Years	Years	Total

Commercial Real Estate	$12,858	$6,741	$104,624	$124,223
Construction	15,643	104	2,853	18,600
Commercial	8,565	7,839	6,427	22,831
Small Business Administration (“SBA”)	—	64	12,461	12,525
Consumer, including Home Equity Loans	58	430	5,428	5,916
	$37,124	$15,178	$131,793	$184,095

Loans with fixed interest rates	$737	$5,652	$53,835	$60,224
Loans with variable interest rate:
Adjusting annually or sooner	36,388	9,525	70,566	116,479
Adjusting in excess of annually	—	—	3,392	7,392
	$37,125	$15,177	$131,793	$184,095

Nonperforming Assets

Premier Commercial Bank has not had any nonperforming loans or assets from its inception on November 28, 2001 through December 31, 2005.

The following table provides information with respect to the components of our nonperforming assets at the dates indicated (dollar amounts in thousands):

	December 31,
	2005	2004	2003	2002	2001
Loans 90 Days Past Due and Still Accruing	$0	$0	$0	$0	$0
Nonaccrual Loans	0	0	0	0	0
Total Nonperforming Loans	0	0	0	0	0
Other Real Estate Owned	0	0	0	0	0
Total Nonperforming Assets	$0	$0	$0	$0	$0
Nonperforming Loans as a Percentage of Total Loans	0.00%	0.00%	0.00%	0.00%	0.00%
Allowance for Loan Loss as a Percentage of Nonperforming Loans	0.00%	0.00%	N/A	N/A	N/A
Nonperforming Assets as a Percentage of Total Assets	0.00%	0.00%	N/A	N/A	N/A

Provision And Allowance For Loan Losses

The allowance for loan losses is maintained at a level that is considered adequate to provide for the loan losses inherent in our loans.  The provision for loan losses was $837,000 in 2005 compared to $487,500 in 2004.

The following table summarizes, for the years indicated, changes in the allowances for loan losses arising from loans charged-off, recoveries on loans previously charged-off, and additions to the allowance which have been charged to operating expenses and certain ratios relating to the allowance for loan losses (dollar amounts in thousands):

	2005	2004	2003	2002	2001
Outstanding Loans:

Average for the Year(1)	$139,357	$72,273	$42,650	$15,090	$71
End of the Year	$184,095	$98,133	61,558	29,331	848

Allowance for loan Losses:

Balance at Beginning of Year	$1,053	$565	265	15	—
Actual Charge-Off	—
Commercial	—	—	—	—	—
Consumer	—	—	—	—	—
Real Estate	—	—	—	—	—
Total Charge-Offs	—	—	—	—	—
Less Recoveries:	—
Commercial	—	—	—	—	—
Consumer	—	—	—	—	—
Real Estate	—	—	—	—	—
Total Recoveries	—	—	—	—	—
Net Loans Charged-Off	—	—	—	—	—
Provision for Loan Losses	837	488	300	250	15
Balance at End of Year	$1,890	$1,053	$565	$265	$15

Ratios:

Net Loans Charged-Off to Average Loans(1)	0.00%	0.00%	0.00%	0.00%	0.00%
Allowance for loan Losses to Total Loans	1.03%	1.07%	0.92%	0.90%	1.77%
Net Loans Charged-Off to Beginning Allowance for Loan Losses(1)	0.00%	0.00%	0.00%	0.00%	0.00%
Net Loans Charged—Off to Provision for Loan Losses(1)	0.00%	0.00%	0.00%	0.00%	0.00%
Allowance for Loan Losses to Nonperforming Loans	N/A	N/A	N/A	N/A	N/A

(1)  Ratios annualized for 2001 as the Bank opened on November 28, 2001.

No loans have been charged-off since Premier Commercial Bank’s inception on November 28, 2001.  We believe that the allowance for loan losses is adequate. Quarterly detailed reviews are performed to identify the risks inherent in the loan portfolio, assess the overall quality of the loan portfolio and to determine the adequacy of the allowance for loan losses and the related provision for loan losses to be charged to expense.  These systematic reviews follow the methodology set forth by the FDIC in its 1993 policy statement on the allowance for loan losses.

Premier Commercial Bancorp’s current methodology is a combination of specific reserves for criticized loans and general reserves for pass loans.  All loans included on our internal watch list are evaluated in the specific reserve portion as the balance.  The specific loss factors utilized for the specific reserves are 5% - Special Mention, 15% - Substandard, 50% - Doubtful and 100% - Loss.  These allocations may vary depending on the type of loan, related collateral, and other factors subject to management’s judgment.

For the non-classified loan portfolio, Premier Commercial Bancorp categories its loans into five loan pools: Consumer, Real Estate & Commercial RE, Construction, Commercial and SBA. The pass loss factor used is 0.75% for all loan pools with the exception of SBA loans which is assessed at a 1.00% loss factor. These percentages have remained the same as used in 2004.  Premier Commercial Bank then adjusts these loss factors for twelve qualitative factors, including management and staff, loan policy, economic factors, concentrations of credit, portfolio performance and others. The qualitative factor takes into account the twelve categories and uses a weighted average factor based on the ratings of each category.

The following table summarizes the allocation of the allowance for loan losses by loan type for the years indicated and the percent of loans in each category to total loans (dollar amounts in thousands):

	December 31, 2005
	2005		2004		2003		2002		2001
		Loan		Loan		Loan		Loan		Loan
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Commercial Real Estate	$1,294	67.5%	$691	62.5	$281	65.4	$123	59.7%	$3	20%
Construction	203	10.1%	57	12.1%	28	6.6%	7	3.4%	—	0.0%
Commercial	240	12.4%	205	17.5%	133	17.8%	61	29.6%	12	77.8%
Small Business Administration (“SBA”)	92	6.8%	85	6.8%	83	9.2%	13	6.3%	—	0.0%
Consumer	61	3.2%	15	1.1%	5	1.0%	2	0.9%	—	2.1%
Unallocated	—	N/A	—	N/A	35	N/A	59	N/A	—	N/A
	$1,890	100.0%	$1,053	100.0%	$565%	100%	$265	100.0%	$15	100%

Funding

Deposits are our primary source of funds.  The following table summarizes the distribution of average deposits and the average rates paid for the period the years ended December 31, (dollar amounts in thousands):

	Year Ended December 31,
	2005		2004		2003
	Average	Average	Average	Average	Average	Average
	Balance	Rate	Balance	Rate	Balance	Rate
Savings, Money Markets and NOW Accounts	$75,023	2.15%	$53,755	1.61%	$34,350	1.68%
Time Deposits under $100,000	1,758	2.50%	1,716	2.04%	1,089	2.02%
Time Deposits of $100,000 or More	27,532	3.20%	13,608	2.25%	9,413	1.95%

Total Interest-Bearing Deposits	104,313	2.43%	69,079	1.74%	44,852	1.74%
Noninterest-Bearing Demand Deposits	83,996	N/A	48,230	N/A	35,372	N/A
Total Average Deposits	$188,309	1.35%	$117,309	1.03%	$80,224	0.97%

The scheduled maturity distribution of Premier Commercial Bank’s time deposits of $100,000 or greater, as of December 31, 2005, were as follows (dollar amounts in thousands):

Three Months or Less	$11,969
Over Three Months to One Year	16,302
Over One Year to Three Years	1,659
Over Three Years	11,121
$41,051

Although $28.3 million of our time deposits in excess of $100,000 mature in 2006, we do not foresee any reduction in these balances.  The majority of these accounts are held by long-time customers who we believe will renew their accounts at maturity.

Other Borrowings

In addition to deposits, we may also supplement our funding needs with borrowings.  As of December 31, 2005, Premier Commercial Bancorp had borrowed $9.3 million in junior subordinated debt securities.  These borrowings were first used in late 2004 and totaled $6.2 million as of December 31, 2004.  This type of borrowing was selected due to its favorable treatment under the regulatory capital guidelines.  See Note G in the audited financial statements for more details on these borrowings and the related impact on regulatory capital requirements.

Premier Commercial Bancorp may also borrow up to $8,000,000 overnight on an unsecured basis from its primary correspondent bank.  In addition, it has two borrowing arrangements with Federal Home Loan Bank.  The first arrangement is a borrowing line for approximately $60.5 million against which Premier Commercial Bank has pledged approximately $124.0 million of its outstanding loans.  The second arrangement is a borrowing line for approximately $16.6 million against which Premier Commercial Bank has pledged approximately $18.0 million of its investment securities.

As of December 31, 2005, no amounts were outstanding under these arrangements

Liquidity And Interest Rate Sensitivity

The objective of Premier Commercial Bank’s asset/liability strategy is to manage liquidity and interest rate risks to ensure the safety and soundness of Premier Commercial Bank and its capital base, while maintaining adequate net interest margins and spreads to provide an appropriate return to the our shareholders.

The table below sets forth the interest rate sensitivity of our interest-earning assets and interest-bearing liabilities as of December 31, 2005, using the interest rate sensitivity gap ratio.  For purposes of the following table, an asset or liability is considered rate-sensitive within a specified period when it can be repriced or matures within its contractual terms (dollar amounts in thousands):

		After	After One
	Within	Three Months	Year But
	Three	But Within	Within	After
	Months	One Year	Five Years	Five Years	Total
Interest-Earning Assets:
Federal Funds Sold	$45,580	$—	$—	$—	$45,580
Investment Securities	40	3,256	24,006	2,901	30,203
Other Interest-Earning Assets	—	230	—	—	230
Gross Loans	36,387	738	15,177	131,793	184,095
	$82,007	$4,224	$39,183	$134,694	$260,108

Interest-Bearing Liabilities:
Money Market, Savings and NOW	$103,091	$—	$—	$—	$103,091
Time Deposits under $100	216	601	704	—	1,521
Time Deposits $100 and over	11,969	16,302	12,780	—	41,051
Borrowings	—	—	—	9,279	9,279
	$115,276	$16,903	$13,484	$9,279	$154,942

Interest Rate Sensitivity Gap	$(33,269)	$(12,679)	$25,699	$125,415	$105,166
Cumulative Interest Rate Sensitivity Gap	$(33,269)	$(45,948)	$(20,249)	$105,166

Ratios Based on Total Assets:
Interest Rate Sensitivity Gap	(11.95)%	(4.55)%	9.23%	45.05%	37.78%
Cumulative Interest Rate Sensitivity Gap	(11.95)%	(16.50)%	(7.27)%	37.78%

Liquidity refers to our ability to maintain a cash flow adequate to fund both on-balance sheet and off-balance sheet requirements on a timely and cost-effective basis.  Potentially significant liquidity requirements include funding of commitments to loan clients and withdrawals from deposit accounts.  We believe our available federal funds of $45.9 million and available borrowing lines of $77.1 million mitigate any short-term liquidity risk as of December 31, 2005.

Off-Balance Sheet Items

The Company’s most significant off-balance sheet item is its commitment to extend credit which totaled $48.8 million, or 27.1% of outstanding loans, at December 31, 2005 and $15.2 million, or 15.5% of outstanding loans at December 31, 2004.  As noted above, the Company has arrangements in place to fund these commitments if they were fully disbursed, which the Company believes is unlikely.

In addition, the Company has ongoing commitments under operating leases as described in Note D of the audited financial statements.

The Company also has two derivatives with total notational value of $4.3 million as described in Note R of the audited financial statements.

Capital Resources

Shareholders’ equity at December 31, 2005 was $12.2 million, a $1.5 million increase from $10.7 million at December 31, 2004.  This increase was due to earning of $1.7 million partially offset by a $229,000 reduction in the unrealized gain on available-for-sale-securities.

In 1990, the banking industry began to phase in new regulatory capital adequacy requirements based on risk-adjusted assets.  These requirements take into consideration the risk inherent in investments, loans, and other assets for both on-balance sheet and off-balance sheet items.  Under these requirements, the regulatory agencies have set minimum thresholds for Tier 1 capital, total capital and leverage ratios.  Premier Commercial Bancorp and Premier Commercial Bank’s risk-based capital ratios, shown below as of December 31, 2005, have been computed in accordance with regulatory accounting policies.

	Minimum	December 31, 2005
	Requirements	Premier Commercial
		Bank	Bancorp
Tier 1 Capital to Risk-Weighted Assets	4.00%	9.2%	7.2%
Total Capital to Risk-Weighted Assets	8.00%	10.0%	10.2%
Tier 1 Capital to Average Assets	4.00%	8.6%	6.8%

Effects Of Inflation

The financial statements and related financial information presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.  Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature.  As a result, interest rates have a more significant impact on a financial institution’s performance than the effects of general levels of inflation.  Interest rates do not necessarily move in the same direction or same magnitude as the price of goods and services.

REGULATION AND SUPERVISION

Premier Commercial Bancorp and our subsidiary, Premier Commercial Bank are extensively regulated under both federal and state laws and regulations. These laws and regulations are primarily intended to protect depositors, not shareholders. The following information describes statutory or regulatory provisions affecting us; however, it is qualified in its entirety by reference to the particular statutory and regulatory provisions at issue.

We are a registered bank holding company under the Bank Holding Company Act (“BHCA”), regulated, supervised and examined by the Federal Reserve Bank of San Francisco. We must file with the Federal Reserve Bank an annual report and additional reports as the Federal Reserve Board may require.  We are also periodically examined by the Federal Reserve Board. Premier Commercial Bank, as a national bank is also regulated, supervised, and periodically examined by the Office of the Comptroller of the Currency.

The regulations of the Federal Reserve Board, the FDIC, and the Office of the Comptroller of the Currency govern most aspects of Premier Commercial Bancorp’s and Premier Commercial Bank’s businesses and operations, including, but not limited to, the scope of its business, investments, reserves against deposits, the nature and amount of any collateral for loans, the time of availability of deposited funds, the issuance of securities, the payment of dividends, bank expansion and bank activities, including real estate development and insurance activities, and the making of periodic reports. Various consumer laws and regulations also apply to Premier Commercial Bancorp and Premier Commercial Bank.  The Federal Reserve Board, the FDIC, and the Comptroller of the Currency have broad enforcement powers over depository institutions, including the power to prohibit a bank from engaging in business practices which are considered to be unsafe or unsound, to impose substantial fines and other civil and criminal penalties, to terminate deposit insurance, and to appoint a conservator or receiver under a variety of circumstances. The Federal Reserve Board also has broad enforcement powers over bank holding companies, including the power to impose substantial fines and other civil and criminal penalties.

Regulation of Bank Holding Companies

Our activities are subject to extensive regulation by the Federal Reserve Board. The BHCA requires us to obtain the prior approval of the Federal Reserve Board before (i) directly or indirectly acquiring ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, we would own or control more than 5% of the shares of the other bank or bank holding company (unless the acquiring company already owns or controls a majority of such shares); (ii) acquiring all or substantially all of the assets of another bank or bank holding company; or (iii) merging or consolidating with another bank holding company. The Federal Reserve Board will not approve any acquisition, merger or consolidation that would have a substantially anticompetitive result, unless the anticompetitive effects of the proposed transaction are clearly outweighed by a greater public interest in meeting the convenience and needs of the community to be served. The Federal Reserve Board also considers capital adequacy and other financial and managerial factors in its review of acquisitions and mergers.

With certain exceptions, the BHCA also prohibits us from acquiring or retaining direct or indirect ownership or control of more than 5% of the voting shares of any company that is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non-bank activities that, by statute or by Federal Reserve Board regulation or order, have been determined to be activities closely related to the business of banking or of managing or controlling banks.

The Gramm-Leach-Bliley Financial Modernization Act of 1999 eliminated most barriers to affiliations among banks and securities firms, insurance companies and other financial service providers and enabled full affiliations to occur between such entities.  Therefore, expanded financial affiliation opportunities are provided for existing bank holding companies and other financial services providers are permitted to acquire banks and become bank holding companies without ceasing any existing financial activities.  Previously, a bank holding company could only engage in activities that were “closely related to banking.”  This limitation no longer applies to bank holding companies that qualify to be treated as financial holding companies.  To qualify as a financial holding company, a bank holding company’s subsidiary depository institutions must be well-capitalized, well-managed and have at least a “satisfactory” Community Reinvestment Act examination rating.  “Nonqualifying” bank holding companies are limited to activities that were permissible under the BHCA as of November 11, 1999.

The Financial Modernization Act also allows a subsidiary of a national bank to engage in financial activities that the bank cannot itself engage in, except for general insurance underwriting and real estate development and investment.  In order for a subsidiary of a national bank to engage in these new financial activities, the national bank and its depository institution affiliates must be “well capitalized,” have at least “satisfactory” general, managerial and Community Reinvestment Act examination ratings, and meet other qualification requirements relating to total assets, subordinated debt, capital, risk management, and affiliate transactions.  Subsidiaries of state banks can exercise the same powers as national bank subsidiaries if they satisfy the same qualifying rules that apply to national banks, except that state-chartered banks do not have to satisfy the statutory managerial and debt rating-requirements of national banks.

Federal Deposit Insurance

The FDIC insures deposits of federally insured banks, savings banks, savings associations and thrifts and safeguards the safety and soundness of the banking industry. Two separate insurance funds are maintained and administered by the FDIC. In general, bank deposits are insured through the Bank Insurance Fund.

Deposits in Premier Commercial Bank are insured to a maximum of $100,000 per depositor by the FDIC. Premier Commercial Bank is required to pay quarterly deposit insurance premium assessments to the FDIC. In general terms, each institution is assessed insurance premiums according to how much risk to the insurance fund the institution represents. Well-capitalized institutions with few supervisory concerns are assessed lower premiums than other institutions.

The FDIC may terminate the deposit insurance of any insured depository institution if the FDIC determines that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, order or any condition imposed in writing by, or pursuant to written agreement with, the FDIC. The FDIC may also suspend deposit insurance temporarily during the hearing process for a permanent termination of insurance if the institution has no tangible capital.

Capital Adequacy Requirements

Premier Commercial Bancorp and Premier Commercial Bank are subject to the regulations of the FDIC and the Federal Reserve Board, respectively, governing capital adequacy. Those regulations incorporate both risk-based and leverage capital requirements. Each of the federal regulators has established risk-based and leverage capital guidelines for the banks or bank holding companies it regulates, which set total capital requirements and define capital in terms of “core capital elements,” or Tier 1 capital; and “supplemental capital elements,” or Tier 2 capital. Tier 1 capital is generally defined as the sum of the core capital elements less goodwill and certain other deductions, notably the unrealized net gains or losses (after tax adjustments) on available for sale investment securities carried at fair market value. The following items are defined as core capital elements: (i) common stockholders’ equity; (ii) qualifying noncumulative perpetual preferred stock and related surplus; and (iii) minority interests in the equity accounts of consolidated subsidiaries. Supplementary capital elements include: (i) allowance for loan and lease losses (but not more than 1.25% of an institution’s risk-weighted assets); (ii) perpetual preferred stock and related surplus not qualifying as core capital; (iii) hybrid capital instruments, perpetual debt and mandatory convertible debt instruments; and (iv) term subordinated debt and intermediate-term preferred stock and related surplus. The maximum amount of supplemental capital elements which qualifies as Tier 2 capital is limited to 100% of Tier 1 capital, net of goodwill.

The minimum required ratio of qualifying total capital to total risk-weighted assets is 8.0% (“Total Risk-Based Capital Ratio”), at least one-half of which must be in the form of Tier 1 capital, and the minimum required ratio of Tier 1 capital to total risk-weighted assets is 4.0% (“Tier 1 Risk-Based Capital Ratio”).  Risk-based capital ratios are calculated to provide a measure of capital that reflects the degree of risk associated with a banking organization’s operations for both transactions reported on the balance sheet as assets, and transactions, such as letters of credit, commitments to lend and recourse arrangements, which are recorded as off-balance sheet items. Under the risk-based capital guidelines, the nominal dollar amounts of assets and credit-equivalent amounts of off-balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as business loans.

The risk-based capital requirements also take into account concentrations of credit (i.e., relatively large proportions of loans involving one borrower, industry, location, collateral or loan type) and the risks of “non-traditional” activities (those that have not customarily been part of the banking business). The regulations require institutions with high or inordinate levels of risk to operate with higher minimum capital standards, and authorize the regulators to review an institution’s management of such risks in assessing an institution’s capital adequacy.

The risk-based capital regulations also include exposure to interest rate risk as a factor that the regulators will consider in evaluating a bank’s capital adequacy. Interest rate risk is the exposure of a bank’s current and future earnings and equity capital arising from adverse movements in interest rates. While interest rate risk is inherent in a bank’s role as financial intermediary, it introduces volatility to bank earnings and to the economic value of the bank.

The FDIC and the Federal Reserve Board also require the maintenance of a leverage capital ratio designed to supplement the risk-based capital guidelines. Banks and bank holding companies that have received the highest rating of the five categories used by regulators to rate banks and are not anticipating or experiencing any significant growth must maintain a ratio of Tier 1 capital (net of all intangibles) to adjusted total assets (“Leverage Capital Ratio”) of at least 3%. All other institutions are required to maintain a leverage ratio of at least 100 to 200 basis points above the 3% minimum, for a minimum of 4% to 5%. Pursuant to federal regulations, banks must maintain capital levels commensurate with the level of risk to which they are exposed, including the volume and severity of problem loans, and federal regulators may, however, set higher capital requirements when a bank’s particular circumstances warrant.

Prompt Corrective Action Provisions

Federal law requires each federal banking agency to take prompt corrective action to resolve the problems of insured financial institutions, including but not limited to those that fall below one or more prescribed minimum capital ratios. The federal banking agencies have by regulation defined the following five capital categories: “well capitalized” (Total Risk-Based Capital Ratio of 10%; Tier 1 Risk-Based Capital Ratio of 6%; and Leverage Ratio of 5%); “adequately capitalized” (Total Risk-Based Capital Ratio of 8%; Tier 1 Risk-Based Capital Ratio of 4%; and Leverage Ratio of 4%) (or 3% if the institution receives the highest rating from its primary regulator); “undercapitalized” (Total Risk-Based Capital Ratio of less than 8%; Tier 1 Risk-Based Capital Ratio of less than 4%; or Leverage Ratio of less than 4%) (or 3% if the institution receives the highest rating from its primary regulator); “significantly undercapitalized” (Total Risk-Based Capital Ratio of less than 6%; Tier 1 Risk-Based Capital Ratio of less than 3%; or Leverage Ratio less than 3%); and “critically undercapitalized” (tangible equity to total assets less than 2%). A bank may be treated as though it were in the next lower capital category if after notice and the opportunity for a hearing, the appropriate federal agency finds an unsafe or unsound condition or practice so warrants, but no bank may be treated as “critically undercapitalized” unless its actual capital ratio warrants such treatment.

At each successively lower capital category, an insured bank is subject to increased restrictions on its operations. For example, a bank is generally prohibited from paying management fees to any controlling persons or from making capital distributions if to do so would make the bank “undercapitalized.” Asset growth and branching restrictions apply to undercapitalized banks, which are required to submit written capital restoration plans meeting specified requirements (including a guarantee by the parent holding company, if any). “Significantly undercapitalized” banks are subject to broader regulatory authority, including among other things, capital directives, forced mergers, restrictions on the rates of interest they may pay on deposits, restrictions on asset growth and activities, and prohibitions on paying certain bonuses without FDIC approval. Even more severe restrictions apply to critically undercapitalized banks. Most importantly, except under limited circumstances, not later than 90 days after an insured bank becomes critically undercapitalized, the appropriate federal banking agency is required to appoint a conservator or receiver for the bank.

In addition to measures taken under the prompt corrective action provisions, insured banks may be subject to potential actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the issuance of cease and desist orders, termination of insurance of deposits (in the case of a bank), the imposition of civil money penalties, the issuance of directives to increase capital, formal and informal agreements, or removal and prohibition orders against “institution-affiliated” parties.

Safety and Soundness Standards

The federal banking agencies have also adopted guidelines establishing safety and soundness standards for all insured depository institutions. Those guidelines relate to internal controls, information systems, internal audit systems, loan underwriting and documentation, compensation and interest rate exposure. In general, the standards are designed to assist the federal banking agencies in identifying and addressing problems at insured depository institutions before capital becomes impaired. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan and institute enforcement proceedings if an acceptable compliance plan is not submitted.

Community Reinvestment Act

Under the Community Reinvestment Act of 1977 and implementing regulations of the banking agencies, a financial institution has a continuing and affirmative obligation (consistent with safe and sound operation) to meet the credit needs of its entire community, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution’s discretion to develop the types of products and services that the institution believes are best suited to its particular community. The CRA requires that bank regulatory agencies conduct regular CRA examinations and provide written evaluations of institutions’ CRA performance. The CRA also requires that an institution’s CRA performance rating be made public.

The most recent CRA examination of Premier Commercial Bank, concluded in 2005, and resulted in a “Satisfactory”. Although CRA examinations occur on a regular basis, CRA performance evaluations are used principally in the evaluation of regulatory applications submitted by an institution. CRA performance evaluations are considered in evaluating applications for such things as mergers, acquisitions and applications to open branches.

The Financial Services Modernization Act of 1999 and subsequent regulations revises the CRA by reducing the frequency of examinations for smaller banks, those with assets of less than $1 billion, and by requiring disclosure by community groups as to the amount of funds received from lenders and the manner those community groups used those funds. These revisions are not expected to significantly impact the application of CRA to Premier Commercial Bank.

Other Consumer Protection Laws and Regulations

The bank regulatory agencies are increasingly focusing attention on compliance with consumer protection laws and regulations. Examination and enforcement has become intense, and banks have been advised to carefully monitor compliance with various consumer protection laws and their implementing regulations. The federal Interagency Task Force on Fair Lending issued a policy statement on discrimination in home mortgage lending describing three methods that federal agencies will use to prove discrimination: overt evidence of discrimination, evidence of disparate treatment, and evidence of disparate impact. In addition to Community Reinvestment Act and fair lending requirements, Premier Commercial Bank is subject to numerous other federal consumer protection statutes and regulations. Due to heightened regulatory concern related to compliance with consumer protection laws and regulations generally, Premier Commercial Bank may incur additional compliance costs or be required to expend additional funds for investments in the local communities it serves.

The Financial Modernization Act imposes customer privacy requirements on any company engaged in financial activities.  Under these requirements, a financial company is required to protect the security and confidentiality of customer nonpublic personal information.  Also, for customers that obtain a financial product such as a loan for personal, family or household purposes, a financial company is required to disclose its privacy policy to the customer at the time the relationship is established and annually thereafter, including its policies concerning the sharing of the customer’s nonpublic personal information with affiliates and third parties.  If an exemption is not available, a financial company must provide consumers with a notice of its information sharing practices that allows the consumer to reject the disclosure of its nonpublic personal information to third parties.  Third parties that receive such information are subject to the same restrictions as the financial company on the reuse of the information.  Finally, a financial company is prohibited from disclosing an account number or similar item to a third party for use in telemarketing, direct mail marketing or other marketing through electronic mail.

Recent Legislation

From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial institutions.  Proposals to change the laws and regulations governing the operations and taxation of banks and other financial institutions are frequently made in Congress, in the California legislature and before various bank regulatory agencies.  Certain of the potentially significant changes which have been enacted recently and others which are currently under consideration by Congress or various regulatory agencies are discussed below.

The Federal Reserve Board in November 2005 approved amendments to Regulation CC that define “remotely created checks” and create transfer and presentment warranties that shift liability for an unauthorized remotely created check to the institution where it is first deposited.  In place of a signature, a remotely created check generally bears a statement that the customer authorized the check or bears the customer’s printed or typed name, such as when a debtor authorizes a credit card company to create a remotely created check by telephone so that the debtor may pay a credit card bill in a timely manner.  Since the remotely created checks are vulnerable to fraud Regulation CC creates transfer and presentment warranties under which any bank that transfers or presents a remotely created check would warrant that the check is authorized by the person on whose account the check is drawn.  The warranties would apply only to banks and would ultimately shift liability for losses attributable to an unauthorized remotely created check to the depositary bank.  These amendments would not affect the rights of checking account customers, as they are not liable for unauthorized checks drawn on their accounts.  The amendments to Regulation CC become effective on July 1, 2006

On August 2, 2005, the OCC, FDIC, and the Board of Governors of the Federal Reserve System adopted a final rule to revise their Community Reinvestment Act (CRA) regulations.  The effective date of the final rule is September 1, 2005.  Major points of the final rule include:

•                  increasing the asset-size threshold for a “small bank” to $1 billion.  Small banks are not subject to certain data collection and reporting requirements and are eligible for evaluation under the small bank lending test.

•                  creating a new category of “intermediate small banks” for purposes of evaluation under the CRA.  Intermediate small banks are those with at least $250 million but less than $1 billion in assets.  The overall CRA rating for an intermediate small bank will be based both on the rating from the small bank lending test and the rating from a new community development test..

•                  revising the definition of “community development” to increase the number and kinds of rural tracts in which bank activities are eligible for community development consideration.

•                  revising the regulation to address the impact on a bank’s CRA rating of evidence of discrimination or other illegal credit practices.

In May 2005, the FRB adopted a final rule to amend Regulation DD and the related official staff interpretations, to improve the uniformity and adequacy of information to consumers about certain services provided by banks to their deposit customers.  These services are commonly referred to as “bounced-check protection” or “courtesy overdraft protection” services (overdraft services).  These amendments become effective on July 1, 2006.  These amendments require banks to disclose information about overdraft fees on periodic statements and account-opening disclosures, and to include certain disclosures in advertisements for overdraft services.  Regulation DD generally requires that banks disclose the amount of any fee that may be imposed in connection with the account and the conditions under which a fee may be imposed.  The final rule amends the official staff interpretations to state that, in satisfying this requirement with respect to fees for overdraft services, a bank must specify the categories of transactions for which an overdraft fee may be imposed.

The Federal Reserve Board issued a final rule on March 1, 2005 that amends Regulation H and Regulation Y to limit restricted core capital elements (including trust preferred securities) which count as Tier 1 capital to 25 percent of all core capital elements, net of goodwill less any associated deferred tax liability.  Internationally active bank holding companies, defined as those with consolidated assets greater than $250 billion or on-balance-sheet foreign exposure greater than $10 billion, will be subject to a 15 percent limit, but they may include qualifying mandatory convertible preferred securities up to the generally applicable 25 percent limit.  Amounts of restricted core capital elements in excess of these limits generally may be included in Tier 2 capital.  The final rule provides a five-year transition period, ending March 31, 2009, for application of the quantitative limits.

California Senate Bill 1 created the California Financial Information Privacy Act which became effective on July 1, 2004 to provide greater privacy protections than the federal Gramm-Leach-Bliley Act.  Codified in California Financial Code section 4050 -4060, the law prohibits financial institutions from sharing or selling personally identifiable nonpublic information without obtaining a consumer’s consent, as provided. It provides for a plain-language notice of the privacy rights it confers.  The law requires that (1) a consumer must “opt in” before a financial institution may share personal information with an unaffiliated third party, (2) consumers be given an opportunity to “opt out” of sharing with a financial institution’s financial marketing partners, and (3) consumers be given the opportunity to “opt out” of sharing with a financial institution’s affiliates, with some exceptions.  When an affiliate is wholly owned, in the same line of business, subject to the same functional regulator and operates under the same brand name, an institution may share its customers’ personal information with the affiliate without providing an opt-out right.  A recent federal district court decision has enjoined the enforcement of the affiliate sharing provisions of the California Financial Privacy Act.

The Sarbanes-Oxley Act (“SOX”) was adopted in 2002 for the stated purpose to increase corporate responsibility, enhance penalties for accounting and auditing improprieties at publicly traded companies, and protect investors by improving the accuracy and reliability of corporate disclosures.  SOX amends the Securities Act of 1934 and contains far-reaching securities legislation.  SOX includes very specific additional disclosure requirements and new corporate governance rules, requires the SEC and securities exchanges to adopt extensive additional disclosure, corporate governance and other related rules.  Among its provisions, SOX subjects bonuses issued to top executives to disgorgement if a subsequent restatement of a company’s financial statements was due to corporate misconduct, prohibits an officer or director from misleading or coercing an auditor, prohibits insider trades during pension fund “blackout periods,” imposes new criminal penalties for fraud and other wrongful acts and extends the period during which certain securities fraud lawsuits can be brought against a company or its officers.

SOX represents significant federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a board of directors and management and between a board of directors and its committees.  In addition, the federal banking regulatory authorities have adopted requirements concerning the certification of financial statements by bank officials that are generally similar to requirements under SOX.

Specifically, SOX prohibits a registered public accounting firm from performing specified nonaudit services contemporaneously with a mandatory audit and vests the audit committee of an issuer with responsibility for the appointment, compensation, and oversight of any registered public accounting firm employed to perform audit services.  SOX also requires each committee member to be a member of the board of directors of the issuer, and to be otherwise independent.  SOX further requires the chief executive officer and chief financial officer of an issuer to make certain certifications as to each annual or quarterly report filed with the SEC.  Pursuant to the mandate in SOX, the SEC has adopted various rules, including rules to require reporting companies to adopt a code of ethics for its senior financial officers, disclosure of all material off-balance sheet transactions and relationships that may have a material effect upon the financial status of an issuer and the presentation of pro forma financial information in a manner that is not misleading, and which is reconcilable with the financial condition of the issuer under generally accepted accounting principles.

SOX also provides for mandated internal control report and assessment with the annual report and an attestation and a report on such report by Premier Commercial Bancorp’s auditor.  In late 2005, the SEC delayed the implementation of this requirement for reporting companies that are nonaccelerated filers to the first fiscal year ending after July 15, 2007.

On October 26, 2001, President Bush signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.  Part of the USA Patriot Act is the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 (“IMLA”).  IMLA authorizes the Secretary of the Treasury, in consultation with the heads of other government agencies, to adopt special measures applicable to banks, bank holding companies, and/or other financial institutions.  These measures may include enhanced recordkeeping and reporting requirements for certain financial transactions that are of primary money laundering concern, due diligence requirements concerning the beneficial ownership of certain types of accounts, and restrictions or prohibitions on certain types of accounts with foreign financial institutions.

Among its other provisions, IMLA requires each financial institution to: (i) establish an anti-money laundering program; (ii) establish due diligence policies, procedures and controls with respect to its private banking accounts and correspondent banking accounts involving foreign individuals and certain foreign banks; and (iii) avoid establishing, maintaining, administering, or managing correspondent accounts in the United States for, or on behalf of, a foreign bank that does not have a physical presence in any country.  In addition, IMLA contains a provision encouraging cooperation among financial institutions, regulatory authorities and law enforcement authorities with respect to individuals, entities and organizations engaged in, or reasonably suspected of engaging in, terrorist acts or money laundering activities.  IMLA expands the circumstances under which funds in a bank account may be forfeited and requires covered financial institutions to respond under certain circumstances to requests for information from federal banking agencies within 120 hours.  IMLA also amends the BHCA and the Bank Merger Act to require the federal banking agencies to consider the effectiveness of a financial institution’s anti-money laundering activities when reviewing an application under these acts.  IMLA became effective July 23, 2002.

It is impossible to predict what effect the enactment of certain of the above-mentioned legislation will have on Premier Commercial Bancorp and Premier Commercial Bank and on the financial institutions industry in general.  Moreover, it is likely that other bills affecting the business of banks may be introduced in the future by the United States Congress or California legislature.

LEGAL PROCEEDINGS

From time to time we are party to claims and legal proceedings arising in the ordinary course of business.  We are not aware of any material pending litigation proceedings to which it is a party or has recently been a party to, which will have a material adverse effect on our financial condition or results of operations.

MANAGEMENT AND DIRECTORS

The following sets forth information about the business experience during the past five years of each director and executive officer of Premier Commercial Bancorp.

Kenneth J. Cosgrove, 58, is the Chairman and Chief Executive Officer of Premier Commercial Bancorp and Premier Commercial Bank, positions he has held since the inception of both organizations.  Mr. Cosgrove has over 35 years of bank management and consulting experience, and has been actively involved in Orange County banking since 1974.  Mr. Cosgrove also serves as a board member of Pacific Coast Bankers Bank.

Edward E. Hatz, 67, is the Vice Chairman of Premier Commercial Bancorp.  He has been a director of Premier Commercial Bancorp and Premier Commercial Bank since the inception of both organizations.  Mr. Hatz is the Vice President and Secretary of Hamilton Materials Inc., a company specializing in the manufacture and supply of drywall-related products in the building industry.  Previously Mr. Hatz was an active member of the Advisory Board of Orange National Bank.

Richard T. Letwak, 63, has been a director of Premier Commercial Bancorp and Premier Commercial Bank since the inception of both organizations.  Mr. Letwak is a founding partner of the accounting firm of Letwak & Bennett CPA’s, established in 1975.  A practicing Certified Public Accountant for over 35 years, he was employed by the I.R.S., a national CPA firm and in private industry prior to forming his own practice.  His business has a strong emphasis in assisting small-to-medium sized businesses and professionals.

Robert C. Matranga, 63, has been a director of Premier Commercial Bancorp and Premier Commercial Bank since the inception of both organizations.   Mr. Matranga is presently the Chairman and Chief Executive Officer of Bomel Construction Inc., a full-service general contracting firm with special emphasis in concrete work.  An active builder/developer, privately he has served on boards of industry and commercial property associations.  Mr. Matranga was an active member of the Advisory Board of Orange National Bank.

Ashokkumar Patel, 44 is President, Chief Operating Officer and a director of Premier Commercial Bancorp and Premier Commercial Bank, positions he has held since the inception of both organizations.  Mr. Patel, has over 22 years of banking experience.

Steven Perrymen, 63, has been a director of Premier Commercial Bancorp and Premier Commercial Bank since the inception of both organizations.  Mr. Perryman is retired from TEC Organization, a consulting resource to chief executives and company owners. He served as a Group Chairman, providing personal guidance, counseling and group seminar leadership to middle-market executives.

Stephen W. Pihl, 44, is Executive Vice President and Chief Credit Officer of Premier Commercial Bancorp and Premier Commercial Bank, positions he has held since the inception of both organizations.  Mr. Pihl has over 20 years of lending and management experience in Orange County.

Melvin W. Smith, 62, has been a director of Premier Commercial Bancorp and Premier Commercial Bank since the inception of both organizations.  Mr. Smith is presently the founder, owner and President of Mel Smith Electric, Inc., an electrical contracting company serving all of Southern California.  Mr. Smith previously served as an Advisory Director for National Bank of Southern California.

Ronald P. Thon, 61, has been a director of Premier Commercial Bancorp and Premier Commercial Bank since the inception of both organizations.  Mr. Thon is owner and CEO of Thon Insurance Services, Inc., specializing in retirement, estate and business planning.

Viktor R. Uehlinger, 52, is the Executive Vice President and Chief Financial Officer of Premier Commercial Bancorp and Premier Commercial Bank, positions he has held since the inception of both organizations.  Mr. Uehlinger has over 28 years of banking experience.

Anthony M. Vitti, 62, has been a director of Premier Commercial Bancorp and Premier Commercial Bank since the inception of both organizations.  Mr. Vitti has been in private law practice since 1971, having developed a prestigious firm that was acquired by a national law firm. Outside of his law practice, he has owned and operated real estate development companies, mortgage origination operations and a manufacturing company.

None of the directors were selected pursuant to any arrangement or understanding other than with the directors of Premier Commercial Bancorp acting within their capacities as such.  There are no family relationships between any of the directors of Premier Commercial Bancorp.

All of the above have been with Premier Commercial Bancorp since its inception in 2004.  All present directors of both Premier Commercial Bancorp and Premier Commercial Bank serve for a term of one year and hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified. The executive officers are appointed annually by the board of directors following the annual meeting and serve at the pleasure of the board of directors.

Certain Relationships and Related Transactions

Some of the executive officers and directors of Premier Commercial Bancorp and Premier Commercial Bank and the companies with which they are associated have been customers of, and have had banking transactions with Premier Commercial Bank in the ordinary course of its business and we expect that they will continue to have such relationships in the future.  All loans and commitments to lend and all deposit relationships in such transactions have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons of similar creditworthiness, and in the opinion of our management, have not involved more than the normal risk of repayment or presented any other unfavorable features.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

                Executive Compensation

Summary Compensation Table

					Long Term Compensation
Annual Compensation					Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation(1) ($)	Restricted Stock Award(s) ($)	Options/ SARs	LTIP Payouts ($)	All Other Compensation ($)(2)
Kenneth J. Cosgrove	2005	200,000	150,000	12,000	101,250			5,000
Chairman and	2004	162,500	115,000	10,500
Chief Executive Officer	2003	138,750	66,745	9,000
Ashokkumar Patel	2005	200,000	150,000	12,000	101,250			5,000
President and Chief	2004	162,500	115,000	10,500
Operating Officer	2003	138,750	66,745	9,000
Viktor R. Uehlinger	2005	130,000	55,000	6,550	20,250			2,250
Executive Vice President and	2004	122,000	56,824	4,800
Chief Financial Officer	2003	102,000	16,250	4,400
Stephen W. Pihl	2005	150,000	60,000	5,350	30,375			1,700
Executive Vice President and	2004	114,000	23,390	4,800
Chief Credit Officer	2003	108,000	22,000	4,800

(1)                                  These amounts represent perquisites consisting of automobile allowance applicable to the executive officer.

(2)                                  These amounts represent Premier Commercial Bancorp’s contribution to the 401(k) on behalf of the executive officer.

Option/SAR Exercises and Year-End Value Table

Aggregated Option/SAR Exercises in Last Fiscal Year and Year-End Option/SAR Value

(a)	(b)	(c)	(d)	(e)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options/SARs at Year-End (#) Exercisable/ Unexercisable	Value of Unexercised In- the-Money Options/SARs at Year-End ($) Exercisable/ Unexercisable
Kenneth J. Cosgrove	0	N/A	Options only 65,625/0	$1,210,125/$0
Ashokkumar Patel	0	N/A	Options only 65,625/0	$1,210,125/$0
Viktor R. Uehlinger	0	N/A	Options only 21,094/0	$387,098/$0
Stephen W. Pihl	0	N/A	Options only 21,094/0	$387,098/$0

Employment Agreements

Mr. Cosgrove, Chief Executive Officer of Premier Commercial Bank and Premier Commercial Bancorp, has an employment agreement for a term, commencing October 1, 2004 and ending December 31, 2007.  Under the agreement, Mr. Cosgrove receives an annual base salary of $200,000 for the first 15 months of the agreement, $225,000 for the next 12 months and $250,000 for the remaining term of his agreement.  Mr. Cosgrove is entitled to participate in Premier Commercial Bank’s employee benefits, health and insurance benefits.  Under the agreement Mr. Cosgrove is entitled to an annual bonus for the calendar years ended 2005, 2006 and 2007.  The bonus is paid on Premier Commercial Bancorp achieving a targeted return on average equity and/or targeted return on average assets during the calendar years 2005, 2006 and 2007.  Mr. Cosgrove is paid a bonus 7.5% of the return on average equity in excess of the return on average equity above 8% in 2005, 9% in 2006 and 10% in 2007.  Mr. Cosgrove is also paid a bonus of 15% of the return on average assets in excess of the return on average assets above .8% in 2005, .9% in 2006 and 1.0% in 2007.  Mr. Cosgrove is provided an automobile allowance of $1,000 per month for the business and personal use.  Mr. Cosgrove is entitled to accrue up to four weeks vacation time during each year and to have business expenses reimbursed.  In addition, Premier Commercial Bancorp agrees to pay for Mr. Cosgrove’s membership fees to the Pacific Club.  If Mr. Cosgrove is terminated for committing a wrong against Premier Commercial Bank, he will not be paid any compensation upon termination.  However, if Mr. Cosgrove is terminated without cause, he will receive 18 months salary if terminated.  In the event of a change of control of Premier Commercial Bancorp and Mr. Cosgrove is terminated or given a different position, title or reduction in base salary, then Premier Commercial Bancorp will have to pay him two years worth of his then current base salary plus the bonus earned for the preceding year, subject to reduction if any of such payment would constitute an excess parachute payment.

Mr. Cosgrove also has a salary continuation agreement which provides that Premier Commercial Bancorp will pay him $75,000 per year for 15 years in 180 payments following his retirement from Premier Commercial Bancorp at age 65 or later (“Retirement Age”).  In the event of disability while Mr. Cosgrove is actively employed prior to Retirement Age, he will receive a lump sum amount within ninety days following termination of employment due to disability based on the accrual balance for the number of years the agreement has been in place with a minimum payment of $50,550, and a maximum payment of $717,478.   The accrual balance means the liability that should be accrued by Premier Commercial Bancorp under generally accepted accounting principles for Premier Commercial Bancorp’s obligation to Mr. Cosgrove under the salary continuation agreement. In the event of termination without cause, Mr. Cosgrove shall receive a lump sum amount within ninety days following termination of employment based on the vesting schedule below in the accrual balance.  The vesting schedule is 11% per year of service with full vesting occurring after nine years. In the event of a change of control of Premier Commercial Bancorp followed by either voluntary or involuntary termination of Mr. Cosgrove’s employment within twelve months of the change of control, he will receive $75,000 per year for 15 years in 180 payments following his attainment of age 65.  In the event Mr. Cosgrove is entitled to salary continuation benefits and dies prior to receiving all 180 monthly payments, then no further payments are to be paid pursuant to the salary continuation agreement after his death, but the beneficiaries of Mr. Cosgrove shall be entitled to benefits of a split dollar agreement between Mr. Cosgrove and Premier Commercial Bancorp.  Pursuant to the split dollar agreement, upon Mr. Cosgrove’s death, his properly designated beneficiaries would receive $717,478.

Mr. Patel, President and Chief Operating Officer of Premier Commercial Bank and Premier Commercial Bancorp, has an employment agreement for a term, commencing October 1, 2004 and ending December 31, 2007.  Under the agreement, Mr. Patel receives an annual base salary of $200,000 for the first 15 months of the agreement, $225,000 for the next 12 months and $250,000 for the remaining term of his agreement.  Mr. Patel is entitled to participate in Premier Commercial Bank’s employee benefits, health and insurance benefits.  Under the agreement Mr. Patel is entitled to an annual bonus for the calendar years ended 2005, 2006 and 2007.  The bonus is paid on Premier Commercial Bancorp achieving a targeted return on average equity and/or targeted return on average assets during the calendar years 2005, 2006 and 2007.  Mr. Patel is paid a bonus 7.5% of the return on average equity in excess of the return on average equity above 8% in 2005, 9% in 2006 and 10% in 2007.  Mr. Patel is also paid a bonus of 15% of the return on average assets in excess of the return on average assets above .8% in 2005, .9% in 2006 and 1.0% in 2007.  Mr. Patel is provided an automobile allowance of $1,000 per month for the business and personal use.  Mr. Patel is entitled to accrue up to four weeks vacation time during each year and to have business expenses reimbursed.  In addition, Premier Commercial Bancorp agrees to pay for Mr. Patel’s membership fees to the Pacific Club.  If Mr. Patel is terminated for committing a wrong against Premier Commercial Bank, he will not be paid any compensation upon termination.  However, if Mr. Patel is terminated without cause, he will receive 18 months salary if terminated.  In the event of a change of control of Premier Commercial Bancorp and Mr. Patel is terminated or given a different position, title or reduction in base salary, then Premier Commercial Bancorp will have to pay him two years worth of his then current base salary plus the bonus earned for the preceding year, subject to reduction if any of such payment would constitute an excess parachute payment.

Mr. Patel also has a salary continuation agreement which provides that Premier Commercial Bancorp will pay him $75,000 per year for 15 years in 180 payments following his retirement from Premier Commercial Bancorp at age 65 or later (“Retirement Age”).  In the event of disability while Mr. Patel is actively employed prior to Retirement Age, he will receive a lump sum amount within ninety days following termination of employment due to disability based on the accrual balance for the number of years the agreement has been in place with a minimum payment of $10,986, and a maximum payment of $717,478.   The accrual balance means the liability that should be accrued by Premier Commercial Bancorp under generally accepted accounting principles for Premier Commercial Bancorp’s obligation to Mr. Patel under the salary continuation agreement. In the event of termination without cause, Mr. Patel shall receive a lump sum amount within ninety days following termination of employment based on the vesting schedule below in the accrual balance.  The vesting schedule is 10% per year of service with full vesting occurring after ten years. In the event of a change of control of Premier Commercial Bancorp followed by either voluntary or involuntary termination of Mr. Patel’s employment within twelve months of the change of control, he will receive $75,000 per year for 15 years in 180 payments following his attainment of age 65.  In the event Mr. Patel is entitled to salary continuation benefits and dies prior to receiving all 180 monthly payments, then no further payments are to be paid pursuant to the salary continuation agreement after his death, but the beneficiaries of Mr. Patel shall be entitled to benefits of a split dollar agreement between Mr. Patel and Premier Commercial Bancorp.  Pursuant to the split dollar agreement, upon Mr. Patel’s death, his properly designated beneficiaries would receive $717,478.

Mr. Pihl, Executive Vice President and Chief Credit Officer of Premier Commercial Bank and Premier Commercial Bancorp, has a salary continuation agreement which provides that Premier Commercial Bancorp will pay him $38,000 per year for 15 years in 180 payments following his retirement from Premier Commercial Bancorp at age 65 or later (“Retirement Age”).  In the event of disability while Mr. Pihl is actively employed prior to Retirement Age, he will receive a lump sum amount within ninety days following termination of employment due to disability based on the accrual balance for the number of years the agreement has been in place with a minimum payment of $5,450, and a maximum payment of $363,522.   The accrual balance means the liability that should be accrued by Premier Commercial Bancorp under generally accepted accounting principles for Premier Commercial Bancorp’s obligation to Mr. Pihl under the salary continuation agreement. In the event of termination without cause, Mr. Pihl shall receive a lump sum amount within ninety days following termination of employment based on the vesting schedule below in the accrual balance.  The vesting schedule is 10% per year of service with full vesting occurring after ten years. In the event of a change of control of Premier Commercial Bancorp followed by either voluntary or involuntary termination of Mr. Pihl’s employment within twelve months of the change of control, he will receive $38,000 per year for 15 years in 180 payments following his attainment of age 65.  In the event Mr. Pihl is entitled to salary continuation benefits and dies prior to receiving all 180 monthly payments, then no further payments are to be paid pursuant to the salary continuation agreement after his death, but the beneficiaries of Mr. Pihl shall be entitled to benefits of a split dollar agreement between Mr. Pihl and Premier Commercial Bancorp.  Pursuant to the split dollar agreement, upon Mr. Pihl’s death, his properly designated beneficiaries would receive $363,522.

Mr. Uehlinger, Executive Vice President and Chief Financial Officer of Premier Commercial Bank and Premier Commercial Bancorp, has a salary continuation agreement which provides that Premier Commercial Bancorp will pay him $38,000 per year for 15 years in 180 payments following his retirement from Premier Commercial Bancorp at age 65 or later (“Retirement Age”).  In the event of disability while Mr. Uehlinger is actively employed prior to Retirement Age, he will receive a lump sum amount within ninety days following termination of employment due to disability based on the accrual balance for the number of years the agreement has been in place with a minimum payment of $11,407, and a maximum payment of $363,522.   The accrual balance means the liability that should be accrued by Premier Commercial Bancorp under generally accepted accounting principles for Premier Commercial Bancorp’s obligation to Mr. Uehlinger under the salary continuation agreement. In the event of termination without cause, Mr. Uehlinger shall receive a lump sum amount within ninety days following termination of employment based on the vesting schedule below in the accrual balance.  The vesting schedule is 10% per year of service with full vesting occurring after ten years. In the event of a change of control of Premier Commercial Bancorp followed by either voluntary or involuntary termination of Mr. Uehlinger’s employment within twelve months of the change of control, he will receive $38,000 per year for 15 years in

180 payments following his attainment of age 65.  In the event Mr. Uehlinger is entitled to salary continuation benefits and dies prior to receiving all 180 monthly payments, then no further payments are to be paid pursuant to the salary continuation agreement after his death, but the beneficiaries of Mr. Uehlinger shall be entitled to benefits of a split dollar agreement between Mr. Uehlinger and Premier Commercial Bancorp.  Pursuant to the split dollar agreement, upon Mr. Uehlinger’s death, his properly designated beneficiaries would receive $363,522.

Employees’ Retirement Plan and Trust

Premier Commercial Bank has an Employees’ Retirement Plan and Trust that provides for profit sharing at the discretion of Premier Commercial Bank’s board of directors and a 401(k) plan.  To date, no contributions have been made under the profit sharing portion of the plan.  The 401(k) portion of the plan allows employees to defer up to 10% of their annual compensation, subject to a maximum as determined by federal regulations.  Premier Commercial Bank matches up to 50% of the amount deferred by the employee, subject to a maximum match of $5,000.  Vesting of the contributions made by Premier Commercial Bank is at a rate of 20% per year.  The plan is a qualified plan for income tax purposes.

Stock Option Plan

Premier Commercial Bancorp has a stock option plan that provides for the grant of options to directors, officers and key employees.  Options granted may be either nonqualified or incentive stock options.  Approximately 430,000 shares, as adjusted for the stock splits, have been allocated to the stock option plan.  Stock option grants are made at the discretion of the board of directors to optionees at fair market value of Premier Commercial Bancorp common stock at the date of grant, except that any grant of an incentive stock option to an optionee who owns more than 10% of the outstanding shares will be made at 110% of the fair market value of Premier Commercial Bancorp common stock at the date of grant.  Options vest at a rate of no greater than 33 1/3% per year, with a maximum exercise period of 10 years.

Restricted Stock Award Plan

Premier Commercial Bancorp also has a restricted stock award plan that provides for the grant of restricted stock awards to directors and senior officers.  Grants are made at the discretion of the board of directors.  Restricted stock awards with pre-established performance goals vest in not less than two years, with a vesting rate of not more than 50% per year.  Restricted stock awards without performance goals vest in not less than three years, with a vesting rate of not more than 35% per year. There has been allocated 106,250 shares to the restricted stock award plan.

Director Compensation

Our outside board members receive director fees for attendance at regular meetings of $750 per meeting, $200 per committee meeting, $300 for the chairman of the committee, and an annual retainer of $5,000.  In addition, in December, 2001, each of the outside directors was granted a stock option to acquire 15,625 shares at $5.12 per share, as adjusted for the stock splits, and in November, 2002, each of the outside directors was granted a stock option to acquire 7,813 shares at $5.89 per share, as adjusted for the stock splits.  Also, in July, 2005, each outside director received a restricted stock award grant of 1,000 shares at $20.25 for a total grant value of $20,250.

Directors of Premier Commercial Bancorp and Premier Commercial Bank also have the option of participating in Premier Commercial Bank’s deferred fee program.  Pursuant to the deferred fee program, directors make an initial deferral election by filing with Premier Commercial Bank a signed deferral election form which sets forth the amount of the director’s fees to be deferred.  Premier Commercial Bank then establishes a deferral account on its books for the director and credits to the deferral account the fees deferred by the director and interest on the account balance at an annual rate equal to 6%, compounded monthly.  The deferral account is not a trust fund of any kind and the director is a general unsecured creditor of Premier Commercial Bank for the payment of the benefits.  Benefits under the deferred fee program are payable upon the director’s termination of service.  If termination of service occurs after the director attains the age of 70, the amount of benefit payable is the deferral account balance at the date of termination of service.  This amount shall be paid by Premier Commercial Bank in 120 monthly installments commencing on the first day of the month following the director’s termination of service.  If termination of service occurs before the director attains the age of 70, the amount of benefit payable is also the deferral account balance at the date of termination of service.  This amount shall be paid by Premier Commercial Bank in 120 monthly installments commencing on the first day of the month following the director’s attaining age 70.  If termination of service occurs due to disability before the director attains the age of 70, the amount of benefit payable is also the deferral account balance at the date of termination of service.  This amount shall be paid by Premier Commercial Bank in 120 monthly installments commencing on the first day of the month following the director’s termination of service.  If termination of service occurs due a change of control of Premier Commercial Bancorp, the amount of benefit payable is the projected deferral account balance, calculated as if the director had reached age 70.  This amount shall be paid by Premier Commercial Bank in 120 monthly installments commencing on the first day of the month following the director’s attaining age 70. Finally, if termination of service occurs due to the death of the director, the amount of benefit payable is the deferral account balance at the time of death.  This amount shall be paid by Premier Commercial Bank in one lump sum within 60 days of director’s death.  Mr. Smith is the only director to have entered into a deferred fee agreement with Premier Commercial Bank.

BENEFICIAL OWNERSHIP OF COMMON STOCK

We know of no person who owns, beneficially or of record, either individually or together with associates, 5 percent or more of the outstanding shares of our common stock, except as set forth in the table below.  The following table sets forth, as of March 1, 2006, the number and percentage of shares of our outstanding common stock beneficially owned, directly or indirectly, by each of our directors, named executive officers and principal shareholders and by our directors and executive officers as a group.  The shares “beneficially owned” are determined under the Securities and Exchange Commission Rules, and do not necessarily indicate ownership for any other purpose.  In general, beneficial ownership includes shares over which the director, named executive officer or principal shareholder has sole or shared voting or investment power and shares which such person has the right to acquire within 60 days of March 1, 2006.  Unless otherwise indicated, the persons listed below have sole voting and investment powers of the shares beneficially owned.

	Amount and Nature of
Beneficial Owner	Beneficial Ownership		Percent of Class(1)
Kenneth J. Cosgrove	181,990	(2)	9.6%
E. Eugene Hatz	62,000	(3)	3.4%
Richard T. Letwak	47,850	(4)	2.6%
Robert C. Matranga	104,015	(5)	5.6%
Ashokkumar R. Patel	113,363	(6)	5.9%
Stephen W. Pihl	26,679	(7)	1.4%
Steven Perryman	67,870	(8)	3.7%
Melvin W. Smith	135,482	(9)	7.4%
Ronald P. Thon	47,851	(10)	2.6%
Viktor R. Uehlinger	28,867	(11)	1.6%
Anthony M. Vitti	33,203	(12)	1.8%

Directors and executive officers
as a group (numbering 11)	849,170	(13)	38.6%

(1)                                  Includes shares subject to options held by the directors and executive officers that were exercisable within 60 days of March 1, 2006. These are treated as issued and outstanding for the purpose of computing the percentage of each director, named executive officer and the directors and executive officers as a group, but not for the purpose of computing the percentage of class owned by any other person.

(2)                                  Includes 82,031 shares acquirable by the exercise of stock options.  Mr. Cosgrove has shared voting and investment powers as to 55,038 shares.  Mr. Cosgrove’s address is c/o Premier Commercial Bank, 2400 E. Katella Avenue, Suite 125, Anaheim, California 92806.

(3)                                  Includes 23,438 shares acquirable by the exercise of stock options.

(4)                                  Includes 23,438 shares acquirable by the exercise of stock options.  Mr. Letwak has shared voting and investment powers as to 24,412 of these shares.

(Footnotes continue on the following page.)

(5)                                  Includes 23,438 shares acquirable by the exercise of stock options.  Mr. Matranga’s address is c/o Premier Commercial Bank, 2400 E. Katella Avenue, Suite 125, Anaheim, California 92806.

(6)                                  Includes 82,031 shares acquirable by the exercise of stock options.

(7)                                  Includes 26,367 shares acquirable by the exercise of stock options.  Mr. Pihl has shared voting and investment powers as of 312 of these shares.

(8)                                  Includes 23,438 shares acquirable by the exercise of stock options.

(9)                                  Includes 19,532 shares acquirable by the exercise of stock options.  Mr. Smith has shared voting and investment powers over 115,950 shares.  Mr. Smith’s address is c/o Premier Commercial Bank, 2400 E. Katella Avenue, Suite 125, Anaheim, California 92806.

(10)                            Includes 23,438 shares acquirable by the exercise of stock options.  Mr. Thon has shared voting and investment powers over 2,2031 of these shares.

(11)                            Includes 26,367 shares acquirable by the exercise of stock options.

(12)                            Includes 23,438 shares acquirable by the exercise of stock options.

(13)                            Includes 376,956 shares acquirable by the exercise of stock options.

DESCRIPTION OF CAPITAL STOCK

General

Our Articles of Incorporation authorize the issuance of 10,000,000 shares of no par value common stock.  As of December 31, 2005, there were 1,458,891 shares of the common stock issued and outstanding.

Common Stock

Holders of common stock are entitled to cast one vote for each share held of record, to receive such dividends as may be declared by us out of legally available funds and to share ratably in any distribution of our assets after payment of all debts and other liabilities, upon liquidation, dissolution or winding up of Premier Commercial Bancorp.  Shareholders do not have preemptive rights to subscribe to any and all issuances of the common stock.  The outstanding shares of common stock are, and the shares of common stock to be issued in this offering, will be, upon delivery and payment therefore in accordance with the terms of the offering, fully paid and nonassessable.  The following table summarizes the characteristics of our common stock:

Authorized	10,000,000 shares, no par value
Voting Rights

One vote per share on all matters upon which shareholders have the right to vote, except for voting for directors if cumulative voting is in effect. In connection with the election of directors, shares may be voted cumulatively if a shareholder present at the meeting gives notice at the meeting, prior to the voting for election of directors, of his or her intention to vote cumulatively.  If any shareholder of gives such notice, then all shareholders eligible to vote will be entitled to cumulate their shares in voting for election of directors.  Cumulative voting allows a shareholder to cast a number of votes equal to the number of shares held in his or her name as of the record date, multiplied by the number of directors to be elected.  These votes may be cast for any one nominee, or may be distributed among as many nominees as the shareholder sees fit.

Dividend Rights	As declared by the Board of Directors subject to the laws in the California General Corporation Law and applicable federal law.
Assessment	Nonassessable.
Liquidation Rights	Pro rata after payment of debts.
Redemption	Premier Commercial Bancorp may redeem its shares under restrictive conditions of the California General Corporation Law.
Preemptive Rights	None.

Number of Directors	Fixed in accordance with the Bylaws.

The transfer agent and registrar for our common stock is U. S. Stock Transfer Corporation.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Gary Steven Findley & Associates, Anaheim, California.

EXPERTS

The audited financial statements of Premier Commercial Bancorp as of December 31, 2004 and 2005 are included in this prospectus and the registration statement in reliance upon the report of Vavrinek, Trine, Day & Co., LLP, independent certified public accountants, appearing elsewhere in this prospectus and upon their authority as experts in accounting and auditing.

INDEMNIFICATION

Our Articles of Incorporation and Bylaws provide for indemnification of agents including directors, officers and employees to the maximum extent allowed by California law including the use of an indemnity agreement.  Our articles further provide for the elimination of director liability for monetary damages to the maximum extent allowed by California law.  Under California law, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made: (1) in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper, (2) of amounts paid in settling or otherwise disposing of a pending action without court approval, and (3) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

Our Bylaws provide that we shall to the maximum extent permitted by law have the power to indemnify our directors, officers and employees.  Our Bylaws also provide that we shall have the power to purchase and maintain insurance covering our directors, officers and employees against any liability asserted against any of them and incurred by any of them, whether or not we would have the power to indemnify them against such liability under the provisions of applicable law or the provisions of our Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Premier Commercial Bancorp pursuant to the foregoing provisions, or otherwise, Premier Commercial Bancorp has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

AVAILABLE INFORMATION

We have filed with the SEC in Washington, D.C. a registration statement on Form SB-2 under the Securities Act of 1933, with respect to the shares of common stock offered hereby.  This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to the securities offered hereby, reference is made to the registration statement and the exhibits filed as part thereof or incorporated by reference therein, which may be inspected, without charge, and copied at prescribed rates at the principal or regional office of the SEC at the address stated below.  Copies may be obtained at the prescribed rates from the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and public reference rooms in at the SEC’s regional offices in New York and Chicago.  The public may also obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.  An electronic version of the registration statement may be viewed at the SEC’s website: www.sec.gov.  Additionally, each of these sites also provides access to any other report or other information we file with the SEC.

PREMIER COMMERCIAL BANCORP

INDEX TO FINANCIAL STATEMENTS

Independent Auditor’s Report	F-2

Consolidated Balance Sheets, December 31, 2005 and 2004	F-3

Consolidated Income Statements for the Years Ended December 31, 2005 and 2004	F-5

Consolidated Statements of Changes in Shareholders’ Equity
for the Years Ended December 31, 2005 and 2004	F-6

Consolidated Statements of Cash Flows for the Years Ended December 31, 2005 and 2004	F-7

Notes to Consolidated Financial Statements	F-8

Vavrinek, Trine, Day & Co., LLP Certified Public Accountants & Consultants	VALUE THE DIFFERENCE

INDEPENDENT AUDITORS’ REPORT

Board of Directors and Shareholders of

Premier Commercial Bancorp and Subsidiary

We have audited the accompanying consolidated balance sheets of Premier Commercial Bancorp and Subsidiary as of December 31, 2005 and 2004, and the related consolidated income statements, changes in shareholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Premier Commercial Bancorp and Subsidiary as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Laguna Hills, California

January 19, 2006

25231 Paseo De Alicia, Suite 100    Laguna Hills, CA  92653    Tel: 949.768.0833    Fax: 949.768.8408    www.vtdcpa.com

FRESNO  •  LAGUNA HILLS  •  PALO ALTO  •  PLEASANTON  •  RANCHO  •  CUCAMONGA

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2005 and 2004

ASSETS
	2005	2004

Cash and Due from Banks	$10,553,082	$9,957,448
Federal Funds Sold	45,850,000	20,835,000
TOTAL CASH AND CASH EQUIVALENTS	56,403,082	30,792,448

Time Deposits in Other Financial Institutions	220,000	—

Investment Securities Available for Sale	23,861,962	32,338,688
Investment Securities Held to Maturity	6,340,984	—
TOTAL INVESTMENT SECURITIES	30,202,946	32,338,688

Loans:
Commercial Real Estate	124,222,975	61,370,560
Construction	18,599,755	11,860,593
Commercial	22,831,041	17,192,797
Small Business Administration (“SBA”)	12,525,158	6,637,399
Consumer, Including Home Equity Loans	5,916,466	1,071,379
TOTAL LOANS	184,095,395	98,132,728
Deferred Loan Costs, Net of (Fees)	92,592	(113,426)
Allowance for Loan Losses	(1,889,500)	(1,052,500)
NET LOANS	182,298,487	96,966,802

Premises and Equipment	580,586	387,824
Federal Reserve and Federal Home Loan Bank Stock - at Cost	1,216,550	747,450
Accrued Interest	1,066,317	813,619
Cash Surrender Value of Life Insurance	2,905,836	2,797,277
Deferred Income Taxes, Net	701,000	133,000
Other Assets	2,802,800	2,179,367

	$278,397,604	$167,156,475

The accompanying notes are an integral part of these financial statements.

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

CONSOLIDATED BLANCE SHEETS

December 31, 2005 and 2004

LIABILITIES AND SHAREHOLDERS’ EQUITY
	2005	2004
Deposits:
Noninterest-Bearing Demand	$110,381,270	$58,270,641
Savings, NOW and Money Market Accounts	101,570,397	72,572,601
Time Deposits Under $100,000	1,520,525	1,358,666
Time Deposits $100,000 and Over	41,050,567	16,826,428
TOTAL DEPOSITS	254,522,759	149,028,336

Junior Subordinated Debt Securities	9,279,000	6,186,000
Accrued Interest and Other Liabilities	2,418,879	1,222,741
TOTAL LIABILITIES	266,220,638	156,437,077

Commitments and Contingencies - Notes D and J	—	—

Shareholders’ Equity:
Common Stock - 10,000,000 Shares Authorized, No Par Value; 1,823,547 Shares Issued and Outstanding in 2005 and 2004	9,807,880	9,807,880
Retained Earnings	2,691,031	1,004,347
Accumulated Other Comprehensive Income: Net Unrealized Losses on Available-for-Sale Securities, Net of Taxes of $179,519 and $61,894 as of December 31, 2005 and 2004, respectively; and Unrealized Loss on Cash Flow Hedge, Net of Taxes of $33,453 as of December 31, 2005	(321,945)	(92,829)
TOTAL SHAREHOLDERS’ EQUITY	12,176,966	10,719,398

	$278,397,604	$167,156,475

The accompanying notes are an integral part of these financial statements.

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

CONSOLIDATED INCOME STATEMENTS

For the Years Ended December 31, 2005 and 2004

	2005	2004
INTEREST INCOME
Interest and Fees on Loans	$9,551,333	$4,639,210
Interest on Investment Securities - Taxable	1,015,344	569,186
Interest on Investment Securities - Nontaxable	39,725	—
Other Interest Income	825,136	312,221
TOTAL INTEREST INCOME	11,431,538	5,520,617

INTEREST EXPENSE
Interest on Savings, NOW and Money Market Accounts	1,613,035	864,549
Interest on Time Deposits	925,379	341,333
Interest on Borrowings	441,237	20,885
TOTAL INTEREST EXPENSE	2,979,651	1,226,767

NET INTEREST INCOME	8,451,887	4,293,850

Provision for Loan Losses	837,000	487,500
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,614,887	3,806,350

NONINTEREST INCOME
Loan Referral Fees	2,235,950	4,485,522
Gain on Sale of SBA Loans	1,014,595	673,763
Service Charges, Fees and Other Income	128,215	120,951
Loss on Sale of Investment Securities	—	(12,252)
Earnings on Cash Surrender Value of Life Insurance	122,672	107,730
	3,501,432	5,375,714

NONINTEREST EXPENSE
Salaries and Employee Benefits	4,200,744	3,595,685
Occupancy and Equipment Expenses	584,572	459,899
Commissions Paid on Loan Referrals	1,138,182	1,589,623
Other Expenses	2,393,435	1,729,764
	8,316,933	7,374,971
INCOME BEFORE INCOME TAXES	2,799,386	1,807,093
Income Taxes	1,111,000	653,000

NET INCOME	$1,688,386	$1,154,093

NET INCOME PER SHARE—BASIC	$0.93	$0.63
NET INCOME PER SHARE—DILUTED	$0.81	$0.56

The accompanying notes are an integral part of these financial statements.

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

For the Years Ended December 31, 2005 and 2004

					Accumulated
		Common Stock		Retained	Other
	Comprehensive	Number of		Earnings	Comprehensive
	Income	Shares	Amount	(Deficit)	Income	Total

Balance at January 1, 2004		1,823,547	$9,807,880	$(148,254)	$(48,399)	$9,611,227

Cash Paid for Fractional Shares Resulting from Stock Split				(1,492)		(1,492)

Comprehensive Income:
Net Income	$1,154,093			1,154,093		1,154,093

Reclassification of Loss on Sale of Securities Recognized in Earnings, Net of Tax of $5,023	7,229				7,229	7,229

Unrealized Loss on Available-for-Sale Securities, Net of Tax of $39,645	(51,659)				(51,659)	(51,659)
Total Comprehensive Income	$1,109,663

Balance at December 31, 2004		1,823,547	9,807,880	1,004,347	(92,829)	10,719,398

Cash Paid for Fractional Shares Resulting from Stock Split				(1,702)		(1,702)

Comprehensive Income:
Net Income	$1,688,386			1,688,386		1,688,386

Unrealized Loss on Cash Flow Hedge, Net of Tax of $33,453	(50,182)				(50,182)	(50,182)

Unrealized Loss on Available-for-Sale Securities, Net of Tax of $117,625	(178,934)				(178,934)	(178,934)
Total Comprehensive Income	$1,459,270

Balance at December 31, 2005		1,823,547	$9,807,880	$2,691,031	$(321,945)	$12,176,966

The accompanying notes are an integral part of these financial statements.

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2005 and 2004

	2005	2004
OPERATING ACTIVITIES
Net Income	$1,688,386	$1,154,093
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	205,759	192,626
Provision for Loan Losses	837,000	487,500
Loss on Sale of Investment Securities	—	12,252
Gain on Sale of SBA Loans	(1,014,595)	(673,763)
Net Increase in Cash Surrender Value of Life Insurance	(108,559)	(97,277)
Deferred Income Taxes	(417,000)	74,000
Other Items	308,992	(319,668)
NET CASH PROVIDED BY OPERATING ACTIVITIES	1,499,983	829,763
INVESTING ACTIVITIES
Purchase of Time Deposits in Other Financial Institutions	(220,000)	—
Purchase of Investment Securities Available for Sale	(993,310)	(35,888,498)
Sale of Investment Securities Available for Sale	—	3,666,230
Maturities/Calls of Investment Securities Available for Sale	9,100,000	16,970,000
Purchase of Investment Securities Held to Maturity	(6,451,751)	—
Maturities/Calls of Investment Securities Held to Maturity	110,000	—
Purchases of Federal Reserve Bank
Federal Home Loan Bank Stock	(469,100)	(411,098)
Increase in Loans	(97,950,405)	(43,756,361)
Proceeds from Sale of SBA Loans	12,796,315	7,950,526
Purchases of Premises and Equipment	(398,521)	(139,324)
Purchase of Life Insurance	—	(300,000)
NET CASH USED BY INVESTING ACTIVITIES	(84,476,772)	(51,908,525)
FINANCING ACTIVITIES
Net Increase in Demand Deposits and Savings Accounts	81,108,425	46,895,188
Net Increase in Time Deposits	24,385,998	6,664,611
Issuance of Junior Subordinated Debt Securities	3,093,000	6,186,000
NET CASH PROVIDED BY FINANCING ACTIVITIES	108,587,423	59,745,799
INCREASE IN CASH AND CASH EQUIVALENTS	25,610,634	8,667,037
Cash and Cash Equivalents at Beginning of Period	30,792,448	22,125,411

CASH AND CASH EQUIVALENTS AT END OF YEAR	$56,403,082	$30,792,448

Supplemental Disclosures of Cash Flow Information:
Interest Paid	$3,100,123	$1,197,936
Taxes Paid	$1,855,000	$204,385

The accompanying notes are an integral part of these financial statements.

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Premier Commercial Bancorp and its wholly owned subsidiary, Premier Commercial Bank, N.A. (the “Bank”), collectively referred to herein as the “Company.”  All significant intercompany transactions have been eliminated.

Nature of Operations

The Company has been organized as a single operating segment and operates one full-service office in Anaheim, California.  The Company’s primary sources of revenue are providing loans to customers, who are predominately small and middle-market businesses and individuals and originating government guaranteed loans for sale to institutional investors in the secondary market.  The Company also generates fee income by servicing the sold government guaranteed loans and co-originating commercial real estate loans with another regional lender.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash, due from banks and federal funds sold.  Generally, federal funds are sold for one-day periods.

Cash and Due From Banks

Banking regulations require that banks maintain a percentage of their deposits as reserves in cash or on deposit with the Federal Reserve Bank.  The Company was in compliance with all reserve requirements as of December 31, 2005.

The Company maintains amounts due from banks, which exceed federally insured limits.  The Company has not experienced any losses in such accounts.

Investment Securities

Bonds, notes, and debentures for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity. Investments not classified as trading securities nor as held to maturity securities are classified as available-for-sale securities and recorded at fair value.  Unrealized gains or losses on available-for-sale securities are excluded from net income and reported as an amount net of taxes as a separate component of other comprehensive income included in shareholders’ equity.  Premiums or discounts on held-to-maturity and available-for-sale securities are amortized or accreted into income using the interest method.  Realized gains or losses on sales of held-to-maturity or available-for-sale securities are recorded using the specific identification method.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other-than-temporary result in write-downs of the individual securities to their fair value.  The related write-downs are included in earnings as realized losses.  In estimating other-than-temporary impairment losses, management considers the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs or specific valuation accounts and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans.  The accrual of interest on loans is discontinued when principal or interest is past due 90 days (based on contractual terms) or when, in the opinion of management, there is reasonable doubt as to collectibility.  When loans are placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income.  Income on nonaccrual loans is subsequently recognized only to the extent that cash is received and the loan’s principal balance is deemed collectible.  Interest accruals are resumed on such loans only when they are brought current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to all principal and interest.

The Company considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement.  Measurement of impairment is based on the expected future cash flows of an impaired loan, which are to be discounted at the loan’s effective interest rate, or measured by reference to an observable market value, if one exists, or the fair value of the collateral for a collateral-dependent loan.  The Company selects the measurement method on a loan-by-loan basis except that collateral-dependent loans for which foreclosure is probable are measured at the fair value of the collateral.  The Company recognizes interest income on impaired loans based on its existing methods of recognizing interest income on nonaccrual loans.

The Company has adopted Statement of Financial Accounting Standard (“SFAS”) No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.”  The Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities.  Under this Statement, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished.

To calculate the gain (loss) on sale of loans, the Company’s investment in the loan is allocated among the retained portion of the loan, the servicing retained, the interest-only strip and the sold portion of the loan, based on the relative fair market value of each portion.  The gain (loss) on the sold portion of the loan is recognized at the time of sale based on the difference between the sale proceeds and the allocated investment.  As a result of the relative fair value allocation, the carrying value of the retained portion is discounted, with the discount accreted to interest income over the life of the loan.  That portion of the excess servicing fees that represent contractually specified servicing fees (contractual servicing) are reflected as a servicing asset which is amortized over an estimated life using a method approximating the level yield method; in the event future prepayments exceed management’s estimates and future expected cash flows are inadequate to cover the unamortized servicing asset, additional amortization would be recognized.  The portion of excess servicing fees in excess of the contractual servicing fees is reflected as interest-only (I/O) strips receivable, which are classified as interest-only strips receivable available for sale and are carried at fair value.

Allowance for Loan Losses

The allowance for loan losses is adjusted by charges to income and decreased by charge-offs (net of recoveries).  Management’s periodic evaluation of the adequacy of the allowance is based on the Company’s known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, and current economic conditions.

Loan Referral Fees

The Company has loan referral programs with several regional banks.  Under these programs, the Company solicits and underwrites loans and then refers the completed loan file to a participating regional bank for final approval and funding.  The Company recognizes loan referral fees into income upon funding of the loan by the regional bank.  The participating regional banks establish the underwriting criteria for the loans and the Company has no recourse liability on these loans other than normal industry provisions for fraud by the Company.

The Company selects loans for inclusion in the loan referral program that it does not want to fund internally based on several factors.  Generally loans are not funded internally if they are long term fixed loans, exceed the Company’s loan limits, pose unusual risk factors, are geographically out of the Company’s primary service area, do not include other beneficial banking arrangements or if they would negatively impact the Company’s capital ratios, interest rate risk or concentrations of certain loan types.

Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation and amortization.  Depreciation is computed using the straight-line method over the estimated useful lives, which ranges from three to ten years for furniture and equipment. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the improvements or the remaining lease term, whichever is shorter.  Expenditures for betterments or major repairs are capitalized and those for ordinary repairs and maintenance are charged to operations as incurred.

Advertising Costs

The Company expenses the costs of advertising in the period incurred.

Income Taxes

Deferred income taxes are computed using the asset and liability method, which recognizes a liability or asset representing the tax effects, based on current tax law, of future deductible or taxable amounts attributable to events that have been recognized in the financial statements.  A valuation allowance is established to reduce the deferred tax asset to the level at which it is “more likely than not” that the tax asset or benefits will be realized.

Comprehensive Income

The Company adopted Statement of SFAS No. 130, “Reporting Comprehensive Income,” which requires the disclosure of comprehensive income and its components.  Changes in unrealized gain or loss on available-for-sale securities, net of taxes, and unrealized gain or loss on cash flow hedges, net of taxes, are the only components of other comprehensive income for the Company.

Disclosure about Fair Value of Financial Instruments

SFAS No. 107 specifies the disclosure of the estimated fair value of financial instruments.  The Company’s estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies.

However, considerable judgment is required to develop the estimates of fair value.  Accordingly, the estimates are not necessarily indicative of the amounts the Company could have realized in a current market exchange.  The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since the balance sheet date and, therefore, current estimates of fair value may differ significantly from the amounts presented in the accompanying notes.

Derivative Financial Instruments

Derivative financial instruments may be constructed to act as hedges either (1) to protect against adverse changes in the fair value of assets, liabilities, firm commitments to purchase or sell specific assets or liabilities, or (2) to protect against adverse cash flows associated with these items or other probable transactions.  The asset, liability, or firm commitment is referred to as the hedged or underlying item.  The hedge is constructed so that its fair value or the cash flows arising from the derivative transaction change in response to certain events in an offsetting manner to the changes in the fair value or cash flows of the underlying item.

All derivatives must be recorded at their current fair value on the balance sheet.  Changes in the fair value of the derivative results in a gain or loss for the Company.  Recognition of these gains and losses depends on how the derivative is classified.  If certain conditions are met, derivatives may be specifically classified or designated as fair value hedges or cash flow hedges.

Fair value hedges are intended to reduce or eliminate the exposure to adverse changes in the fair value of a specific underlying item.  Gains or losses in the hedging instrument are recognized in the income statement during the period that the change in fair value occurred.  The offsetting gain or loss on the hedged item which is attributable to the risk being hedged is also recognized in the income statement for the same period.  Hedge ineffectiveness results if the changes in fair values of the derivative and the underlying item do not exactly offset.  This ineffectiveness is included in earnings in the period in which it occurs.

Cash flow hedges are intended to hedge exposure to variable cash flows of a forecasted transaction or an underlying instrument.  They are effective to the extent that the Bank receives additional cash flows from the hedge when it receives lower cash flows from the hedged item and vice-versa.  The effective portion of a hedge gain or loss is initially reported as a component of other comprehensive income and subsequently reclassified into earnings when the forecasted transaction affects earnings.  The ineffective portion of the gain or loss is reported in earnings immediately.

If a derivative does not meet the requirements for designation as one of these specific categories of hedge, gains or losses associated with changes in its fair value are immediately recognized in the income statement.

The term “notional amount” is a measure of quantity in a derivative instrument.  In the case of a fair value or cash flow hedge, it will generally be the same amount as the balance of the underlying asset or liability.  In the case of other derivatives, the amount may differ from the balance of any underlying instruments.

Stock Based Compensation

SFAS No. 123, “Accounting for Stock-Based Compensation,” encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value.  The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations.  Accordingly, compensation cost for stock options will be measured as the excess, if any, of the quoted market price of the Company’s stock at the date of the grant over the amount an employee must pay to acquire the stock.

Had compensation cost for the Company’s stock option plan been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, the Company’s net income and income per share would have been changed to the pro forma amounts indicated below:

	2005	2004
Net Income:
As Reported	$1,688,386	$1,154,033
Stock-Based Compensation using the Intrinsic Value Method	—	—
Stock-Based Compensation that would have been reported using the Fair Value Method of SFAS 123	(147,905)	(71,081)

Pro Forma	$1,540,481	$1,082,952
Basic Income Per Share:
As Reported	$0.93	$0.63
Pro Forma	$0.84	$0.59
Dilutive Income Per Share:
As Reported	$0.81	$0.56
Pro Forma	$0.74	$0.53

During December 2005, the Company accelerated the vesting for the majority of the outstanding options.  No expense was recognized in connection with this acceleration as the Company believes all of the employees and directors receiving the acceleration benefit will continue on as employees and directors through the original option vesting terms.

Current Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board revised SFAS 123 and issued it under its new name, “Share-Based Payment”.  This statement eliminates the alternative to use APB Opinion 25’s intrinsic value method of accounting discussed in the previous paragraph.  Instead, this Statement generally requires entities to recognize the cost of employee services received in exchange for awards of stock options, or other equity instruments, based on the grant-date fair value of those awards. This cost will be recognized over the period during which an employee is required to provide service in exchange for the award, generally the vesting period.

The Bank must adopt this Statement in 2006 for all new stock option awards as well as any existing awards that are modified, repurchased or cancelled.  In addition, the unvested portion of previously awarded options will also be recognized as expense.  The Bank is unable to estimate the impact of this Statement on its financial condition and results of operations as the decision to grant option awards is made annually on a case-by-case basis and, accordingly, the Bank cannot estimate the amount of stock awards that will be made in 2006 and subsequent years.  However, options outstanding at December 31, 2005 that vest in 2006 and 2007 will result in net compensation costs of approximately $7,000 in 2006 and $5,000 in 2007.

Earnings Per Share (EPS)

Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period.  Diluted EPS reflects the potential dilution that could occur if options or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Financial Instruments

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit, and standby letters of credit.  Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received

Reclassifications

Certain reclassifications have been made to the 2004 financial statements to conform to the classifications used in 2005.

NOTE B - INVESTMENT SECURITIES

Investment securities have been classified in the statement of condition according to management’s intent.  The carrying amount of investment securities and their approximate fair values at December 31 were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-Sale Securities:
December 31, 2005:
U.S. Government Agencies	$23,334,355	$—	$(411,758)	$22,922,597
Other Investment Securities	978,889	—	(39,524)	939,365

	$24,313,244	$—	$(451,282)	$23,861,962
December 31, 2004:
U.S. Treasury	$500,000	$—	$(1,250)	$498,750
U.S. Government Agencies	31,015,516	2,788	(132,929)	30,885,375
Other Investment Securities	977,895	—	(23,332)	954,563

	$32,493,411	$2,788	$(157,511)	$32,338,688
Held-to-Maturity Securities:
December 31, 2005:
State and Municipal Governments:
Taxable	$4,501,871	$—	$(83,189)	$4,418,682
Nontaxable	1,839,113	2,921	(18,222)	1,823,812

	$6,340,984	$2,921	$(101,411)	$6,242,494

Investment securities carried at $19,941,596 and $7,739,245 at December 31, 2005 and 2004, respectively, were pledged to secure borrowing arrangements discussed in Note F as well as other purposes.

During 2004, the Company sold investment securities with a net book value of $3,678,482 for $3,666,230, resulting in a recognized loss of $12,252.

The gross unrealized loss and related estimated fair value of investment securities that have been in a continuous loss position for less than twelve month and more than twelve months at December 31, are summarized in the following table:

	LessThan Twelve Months		More Than Twelve Months		Total
	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value
December 31, 2005:
U.S. Government
Agencies	$(83,543)	$5,458,111	$(328,215)	$17,464,485	$(411,758)	$22,922,596
Other Investment	—	—
Securities	—	—	(39,524)	939,366	(39,524)	939,366
Municipals	(101,411)	5,486,574	—	—	(101,411)	5,486,574

	$(184,954)	$10,944,685	$(367,739)	$18,403,851	$(552,693)	$29,348,536
December 31, 2004:
U.S. Treasury	$(1,250)	$498,750	—	—	$(1,250)	$498,750
U.S. Government
Agencies	(52,884)	19,667,637	(80,045)	7,659,200	(132,929)	27,326,837
Other Investment
Securities	(23,332)	1,907,168	—	—	(23,332)	1,907,168

	$(77,466)	$22,073,555	$(80,045)	$7,659,200	$(157,511)	$29,732,755

As of December 31, 2005, the Company had thirty investment securities where estimated fair value had declined 1.8% from the Company’s amortized cost.  Management evaluates investment securities for other-than temporary impairment taking into consideration the extent and length of time the fair value has been less than cost, the financial condition of the issuer and whether the Company has the intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in fair value. As of December 31, 2005, no declines in value are deemed to be other-than-temporary.

The amortized cost and estimated fair value of all investment securities as of December 31, 2005 by contractual maturity are shown below.  Expected maturities may differ from contractual maturities as borrowers may have the right to call or prepay the obligation with or without prepayment penalties.

	Available-for-Sale Securities		Held-to-Maturity Securities
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in One Year or Less	$3,975,544	$3,920,366	$331,000	$329,479
Due from One Year to Five Years	20,337,700	19,941,596	4,063,871	3,995,123
Due from Five Years to Ten Years	—	—	1,946,113	1,917,892
	$24,313,244	$23,861,962	$6,340,984	$6,242,494

NOTE C - LOANS

The Company’s loan portfolio consists primarily of loans to borrowers within Orange County, California.  Although the Company seeks to avoid concentrations of loans to a single industry or based upon a single class of collateral, real estate and real estate associated businesses are among the principal industries in the Company’s market area and, as a result, the Company’s loan and collateral portfolios are, to some degree, concentrated in those industries.

The Company also originated SBA loans for sale to institutional investors.  Substantial portions of the Company’s revenues are from origination of loans guaranteed by the Small Business Administration under its various programs and sale of the guaranteed portions of those loans.  Funding for these SBA programs depends on annual appropriations by the U.S. Congress.

The Company was servicing approximately $21,997,000 and $12,934,000 in SBA loans previously sold as of December 31, 2005 and 2004, respectively.  The Company has recorded servicing assets related to these loans totaling $585,058 and $356,470 as of December 31, 2005 and 2004, respectively.  The estimated fair value of the servicing assets approximated the carrying amount at December 31, 2005 and 2004.  Fair value is estimated by discounting estimated future cash flows from the servicing assets using discount rates that approximate current market rates over the expected lives of the loans being serviced.  For purposes of measuring impairment, the Company has identified each servicing asset with the underlying loan being serviced.  A valuation allowance is recorded if the fair value is below the carrying amount of the asset.

The Company may also receive a portion of subsequent interest collections on loans sold that exceed the contractual servicing fee.  In that case the Company records an interest-only strip based on the relative fair market value of it and the other components of the loan. The Company had interest-only strips of $152,041 and $149,036 as of December 31, 2005 and 2004, respectively.  The estimated fair value of the interest-only strips approximated the carrying amount at December 31, 2005 and 2004.  Fair value is estimated by discounting estimated future cash flows from the interest-only strips using assumptions similar to those used in valuing servicing assets.

A summary of the changes in the allowance for loan losses as of December 31 follows:

	2005	2004

Balance at Beginning of Year	$1,052,500	$565,000
Additions to the Allowance Charged to Expense	837,000	487,500
Recoveries on Loans Charged Off	—	—
	1,889,500	1,052,500
Less Loans Charged Off	—	—

	$1,889,500	$1,052,500

The Company did not have any significant non-performing or impaired loans outstanding during the years ended December 31, 2005 and 2004.

NOTE D - PREMISES AND EQUIPMENT

A summary of premises and equipment as of December 31 follows:

	2005	2004

Furniture, Fixtures, and Equipment	$552,865	$376,561
Computer Equipment	498,210	373,358
Leasehold Improvements	156,316	58,951
	1,207,391	808,870
Less Accumulated Depreciation and Amortization	(626,805)	(421,046)

	$580,586	$387,824

At December 31, 2005, the future lease rental payable under noncancellable operating lease commitments for the Company’s main office and additional suites used for administrative purposes was as follows:

2006	$335,000
2007	338,000
2008	313,000

$986,000

The minimum rental payments shown above are given for the existing lease obligations and are not a forecast of future rental expense. The Company’s main office, which is subject to a sublease, and the leases for the additional suites all expire on November 30, 2008.

Total rental expense was approximately $325,000 for the year ended December 31, 2005 and $234,000 for the year ended December 31, 2004.

NOTE E - DEPOSITS

At December 31, 2005, the scheduled maturities of time deposits are as follows:

Due in One Year or Less	$29,087,023
Due from One to Three Years	1,810,327
Due from Three to Five Years	11,673,742

$42,571,092

NOTE F - BORROWING ARRANGEMENTS

The Company may borrow up to $8,000,000 overnight on an unsecured basis from its primary correspondent bank.  In addition, it has two borrowing arrangements with Federal Home Loan Bank.  The first arrangement is a borrowing line for approximately $60.5 million against which the Bank has pledged approximately $124.0 million of its outstanding loans.  The second arrangement is a borrowing line for approximately $16.6 million against which the Bank has pledged approximately $18.0 million of its investment securities.

As of December 31, 2005 and 2004, no amounts were outstanding under these arrangements

NOTE G - JUNIOR SUBORDINATED DEBT SECURITIES

On December 10, 2004, the Company issued $6,186,000 of junior subordinated debt securities (the “debt securities”) to Premier Commercial Bancorp Trust I, a statutory trust created under the laws of the State of Delaware.  These debt securities are subordinated to effectively all borrowings of the Company and are due and payable on March 15, 2035.  Interest is payable quarterly on these debt securities at a fixed rate of 6.05% per annum from December 10, 2004 until March 15, 2010 and thereafter at a variable per annum rate, reset quarterly, equal to LIBOR plus 2.05%. The debt securities can be redeemed for 103.14% of the principal balance in 2006, 102.355% in 2007, 101.57% in 2008, 100.785% in 2009 and at par thereafter.  The debt securities can also be redeemed at par prior to that date if certain events occur that impact the tax treatment or the capital treatment of the issuance.

On December 23, 2005, the Company issued $3,093,000 of junior subordinated debt securities (the “debt securities”) to Premier Commercial Bancorp Trust II, a statutory trust created under the laws of the State of Delaware.  These debt securities are subordinated to effectively all borrowings of the Company and are due and payable on March 15, 2036.  Interest is payable quarterly on these debt securities at a fixed rate of 6.64% per annum from December 23, 2005 until December 15, 2012 and thereafter at a variable per annum rate, reset quarterly, equal to LIBOR plus 1.75%. The debt securities can be redeemed for 103.525% of the principal balance in 2006, 103.021% in 2007, 102.518% in 2008, 102.014% in 2009, 101.511% in 1010, 101.007% in 2011, 100.504% in 2012 and at par thereafter.  The debt securities can also be redeemed at par prior to that date if certain events occur that impact the tax treatment or the capital treatment of the issuance.

The Company also purchased a 3% minority interest in Premier Commercial Bancorp Trust I and II.  The balance of the equity of Premier Commercial Bancorp Trust I and II is comprised of mandatorily redeemable preferred securities.

The Company has also acquired an option to issue $3,093,000 of junior subordinated debt securities (the “debt securities”) to Premier Commercial Bancorp Trust III, a statutory trust created under the laws of the State of Delaware.  The option expires June 30, 2006, and the Company believes it will exercise the option and accept these borrowings in the second quarter of 2006.  These debt securities will also be subordinated to effectively all borrowings of the Company and will have a thirty-year maturity.  Interest will be payable quarterly on these debt securities at a floating rate of LIBOR plus 1.75% per annum.  The debt securities can be redeemed for 103.525% of the principal balance in 2006, 103.021% in 2007, 102.518% in 2008, 102.014% in 2009, 101.511% in 1010, 101.007% in 2011, 100.504% in 2012 and at par thereafter.  The debt securities can also be redeemed at par prior to that date if certain events occur that impact the tax treatment or the capital treatment of the issuance.  The Bank has entered into a cash flow hedge to lock in a fixed interest rate of 7.04% on these borrowings through 2013 when the borrowings can be prepaid without penalty.  The cash flow hedge is further discussed in Note R.

Under FASB Interpretation (FIN) No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51,” the Company is not allowed to consolidate Premier Commercial Bancorp Trust I and II into the Company financial statements.  The Federal Reserve Board has confirmed to the Company that these mandatorily redeemable preferred securities qualify as Tier 1 Capital (up to 25% of other components of Tier 1 Capital) and the remainder as Tier 2 Capital.

NOTE H - INCOME TAXES

The provision for income taxes for the years ended December 31, consists of the following:

	2005	2004
Current:
Federal	$1,147,000	$499,000
State	381,000	80,000
	1,528,000	579,000
Deferred	(417,000)	74,000

	$1,111,000	$653,000

The following is a summary of the components of the net deferred tax asset recognized in the accompanying statements of financial condition at December 31:

	2005	2004
Deferred Tax Assets:
Pre-Opening Expenses	$36,000	$75,000
Allowance for Loan Losses Due to Tax Limitation	689,000	329,000
California Franchise Taxes	129,000	—
Unrecognized Loss on Investment Securities and Hedge	213,000	62,000
Deferred Compensation	109,000	50,000
Other Items	43,000	12,000
	1,219,000	528,000

Deferred Tax Liabilities:
Cash Basis Reporting for Tax Purposes	(161,000)	(215,000)
Capitalized Loan Costs Deducted for Tax Purposes	(292,000)	(114,000)
Depreciation Differences	(65,000)	(66,000)
	(518,000)	(395,000)

Net Deferred Tax Assets	$701,000	$133,000

A comparison of the federal statutory income tax rates to the Company’s income tax rates at December 31 follow:

	2005		2004
	Amount	Rate	Amount	Rate
Statutory Federal Tax	$952,000	34.0%	$614,000	34.0%
State Franchise Tax, Net of Federal Benefit	196,000	7.0%	124,000	6.9%
Tax-Free Earnings	(50,000)	(1.8)%	(33,000)	(1.8)%
Change in Valuation Allowance	—	—	(67,000)	(3.7)%
Other Items, Net	13,000	0.5%	15,000	0.7%

Actual Tax Expense	$1,111,000	39.7%	$653,000	36.1%

NOTE I - OTHER EXPENSES

Other expenses as of December 31 are comprised of the following:

	2005	2004
Marketing and Business Promotion	$255,791	$203,517
Data Processing	298,376	248,846
Professional Fees	390,783	262,100
Office Expenses	344,660	239,727
Loan Production Expenses	398,933	223,793
Courier and Delivery Expenses	185,090	148,144
Regulatory Assessments and Insurance	122,445	96,196
Other Expenses	397,357	307,441

	$2,393,435	$1,729,764

NOTE J - COMMITMENTS

In the ordinary course of business, the Company enters into financial commitments to meet the financing needs of its customers.  These financial commitments include commitments to extend credit and standby letters of credit.  Those instruments involve to varying degrees, elements of credit and interest rate risk not recognized in the Company’s financial statements.

The Company’s exposure to loan loss in the event of nonperformance on commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments.  The Company uses the same credit policies in making commitments as it does for loans reflected in the financial statements.

As of December 31, 2005 and 2004, the Company had the following outstanding financial commitments whose contractual amount represents credit risk:

	2005	2004

Commitments to Extend Credit	$48,195,000	$13,845,000
Standby Letters of Credit	1,575,000	1,336,000

	$49,770,000	$15,181,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total amounts do not necessarily represent future cash requirements.  The Company evaluates each client’s credit worthiness on a case-by-case basis.  The amount of collateral obtained if deemed necessary by the Company is based on management’s credit evaluation of the customer.  The majority of the Company’s commitments to extend credit and standby letters of credit are secured by real estate.

The Company has entered into employment contracts with its four executive officers.  These contracts include substantial payments for termination without cause or certain changes in control.  Two of the contracts include bonus features tied to the performance of the Company.  In addition, all of the contracts provide salary continuation provisions whereby each executive officer will receive compensation ranging from $38,000 to $75,000 a year for 15 years after retirement at age 65 or later.

The estimated present value of future benefits to be paid is being accrued over the period from the effective date of the agreements until the expected retirement dates of the participants.  The expense incurred for this plan for the years ended December 31, 2005 and 2004 totaled $111,000 and $78,000, respectively.  The Company is a beneficiary of the life insurance policies that have been purchased as a method of financing the death benefits under these agreements.

NOTE K - RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Company has granted loans to certain directors and the companies with which they are associated.  In the Company’s opinion, all loans and loan commitments to such parties are made on substantially the same terms including interest rates and collateral, as those prevailing at the time of comparable transactions with other persons.  The total outstanding commitment of these loans was approximately $1,575,000 and $1,591,000 at December 31, 2005 and 2004, respectively.

Deposits from related parties held by the Bank at December 31, 2005 and 2004 amounted to approximately $19,499,000 and $9,976,000, respectively.

NOTE L - EARNINGS PER SHARE (EPS)

The following is a reconciliation of net income and shares outstanding to the income and number of shares used to compute EPS:

	2005		2004
	Income	Shares	Income	Shares

Net Income as Reported	$1,688,386		$1,154,093
Weighted Average Shares
Outstanding During the Year		1,823,547		1,823547
Used in Basic EPS	1,688,386	1,823,547	1,154,093	1,823,547
Dilutive Effect of outstanding
Stock Options		256,198		221,394

Used in Dilutive EPS	$1,688,386	2,079,745	$1,154,093	2,044,941

NOTE M - RESTRICTED STOCK PLAN

During 2005, the Company approved a restricted stock plan whereby 85,000 shares of the Company’s common stock could be granted to officers and directors.  Under the Plan, grants may include vesting periods up to ten years but no less that two years.  The Company granted 19,500 shares under this plan in 2005.  The shares were valued at $20.25 per share at date of grant and vest over a two year period.

NOTE N - STOCK OPTION PLAN

Under the terms of the Company’s stock option plan, officers and key employees may be granted both nonqualified and incentive stock options and directors, who are not also an officer or employee, may only be granted nonqualified stock options.  The plan provides for options to purchase 436,748 shares of common stock at a price not less than 100% of the fair market value of the stock on the date of grant. Stock options expire no later than ten years from the date of the grant.

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:  risk free rate of 3.42% in 2004, expected lives of five years, no dividends and volatility of 34%.  No options were granted during 2005.

A summary of the status of the Company’s stock option plan as of December 31 2005 and 2004, and changes during the years ending thereon is presented below:

	2005		2004
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Outstanding at Beginning of Year	428,321	$5.40	422,852	$5.31
Granted	—		9,375	$12.16
Forfeited	—		(3,906)	$12.16

Outstanding at End of Year	428,321	$5.40	428,321	$5.40

Exercisable	421,602	$5.33	233,906	$5.30

Weighted-Average Fair Value of
Options Granted During the Year	None		$4.34

The following table summarizes information about stock options outstanding at December 31, 2005:

	Options Outstanding			Options Exercisable
Exercise Price	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$5.12	318,360	6.0 Years	$5.12	316,407	$5.12
$5.89	102,539	6.9 Years	$5.89	102,148	$5.89
$6.14	1,953	6.3 Years	$6.14	1,953	$6.14
$12.16	5,469	8.1 Years	$12.16	1,094	$12.16

	428,321	6.2 Years	$5.40	421,602	$5.33

NOTE O - FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.  Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument.  These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument.  Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors.  These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision.  Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on financial instruments both on and off the balance sheet without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments.  Additionally, tax consequences related to the realization of the unrealized gains and losses can have a potential effect on fair value estimates and have not been considered in many of the estimates.

The following methods and assumptions were used to estimate the fair value of significant financial instruments:

Financial Assets

The carrying amounts of cash, short-term investments, due from customers on acceptances, and bank acceptances outstanding are considered to approximate fair value.  Short-term investments include federal funds sold, securities purchased under agreements to resell, and interest bearing deposits with Banks.  The fair values of investment securities, including available-for-sale, are generally based on quoted market prices.  The fair value of loans are estimated using a combination of techniques, including discounting estimated future cash flows and quoted market prices of similar instruments where available.

Financial Liabilities

The carrying amounts of deposit liabilities payable on demand, commercial paper, and other borrowed funds are considered to approximate fair value.  For fixed maturity deposits, fair value is estimated by discounting estimated future cash flows using currently offered rates for deposits of similar remaining maturities.  The fair value of long-term debt is based on rates currently available to the Company for debt with similar terms and remaining maturities.

Derivative Instruments

The fair value of derivative instruments are based upon quoted market prices.  For 2005, these values are included in other liabilities.

Off-Balance Sheet Financial Instruments

The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements.  The fair value of these financial instruments is not material.

The estimated fair value of financial instruments at December 31, 2005 and 2004 is summarized as follows (dollar amounts in thousands):

	2005		2004
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial Assets:
Cash and Due From Banks	$10,553	$10,553	$9,957	$9,957
Federal Funds Sold	45,850	48,850	20,835	20,835
Time Deposits in Other Banks	220	220	—	—
Investment Securities	30,203	30,104	33,291	33,291
Loans, Net	182,298	178,642	96,967	95,812
Federal Reserve Bank and FHLB Stock	1,217	1,217	747	747
Cash Surrender Value Life Insurance	2,906	2,906	2,797	2,797
Investment in Annuities	805	805	—	—
Accrued Interest	1,066	1,066	814	814

Financial Liabilities
Deposits	254,523	255,107	149,028	149,253
Junior Subordinated Debt Securities	9,279	9,279	6,186	6,186
Accrued Interest and Other Liabilites	2,419	2,419	1,223	1,223

NOTE P - REGULATORY MATTERS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined).  Management believes, as of December 31, 2005, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2005, the most recent notification from the Office of the Comptroller of the Currency (the “OCC”) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action (there are no conditions or events since that notification that management believes have changed the Bank’s category).  To be categorized as well capitalized, the Bank must maintain minimum ratios as set forth in the table below.  The following table also sets forth the Company’s and Bank’s actual capital amounts and ratios (dollar amounts in thousands):

			Amount of Capital Required
	Actual		For Capital Adequaccy Purposes		Well-Capitalized Under Prompt Corrective Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2005
Company
Total Capital (to Risk-Weighted Assets)	$23,694	10.2%	$18,491	8.0%	$23,114	10.0%
Tier 1 Capital (to Risk-Weighted Assets)	$16,636	7.2%	$9,245	4.0%	$13,868	6.0%
Tier 1 Capital (to Average Assets)	$16,636	6.8%	$9,824	4.0%	$12,280	5.0%
Bank
Total Capital (to Risk-Weighted Assets)	$23,092	10.0%	$18,450	8.0%	$23,063	10.0%
Tier 1 Capital (to Risk-Weighted Assets)	$21,155	9.2%	$9,225	4.0%	$13,838	6.0%
Tier 1 Capital (to Average Assets)	$21,155	8.6%	$9,808	4.0%	$12,260	5.0%

December 31, 2004
Company
Total Capital (to Risk-Weighted Assets)	$18,028	14.7%	$9,784	8.0%	$12,229	10.0%
Tier 1 Capital (to Risk-Weighted Assets)	$14,385	11.8%	$4,892	4.0%	$7,337	6.0%
Tier 1 Capital (to Average Assets)	$14,385	9.3%	$6,197	4.0%	$7,746	5.0%
Bank
Total Capital (to Risk-Weighted Assets)	$16,865	13.8%	$9,766	8.0%	$12,207	10.0%
Tier 1 Capital (to Risk-Weighted Assets)	$15,813	13.0%	$4,883	4.0%	$7,324	6.0%
Tier 1 Capital (to Average Assets)	$15,813	10.2%	$6,195	4.0%	$7,744	5.0%

The Bank is restricted as to the amount of dividends that can be paid to the holding company. Dividends declared by national banks that exceed net income (as defined by OCC regulations) for the current year plus retained net income for the preceding two years must be approved by the OCC.  Also, the Bank may not pay dividends that would result in capital levels being reduced below the minimum requirements shown above.

With certain exceptions, the Company may not pay a dividend to its shareholders unless its retained earnings equal at least the amount of the proposed dividend.

NOTE Q - FORMATION OF PREMIER COMMERCIAL BANCORP

On May 19, 2004, Premier Commercial Bancorp acquired all the outstanding shares of the Bank by issuing 1,458,891 shares of common stock in exchange for the surrender of all outstanding shares of the Bank’s common stock.  There was no cash involved in this transaction.  The acquisition was accounted for like a pooling of interests and the consolidated financial statements contained herein have been restated to give full effect to this transaction.

Premier Commercial Bancorp has no significant business activities other than its investment in Premier Commercial Bank, N.A. and its investment and related borrowings from Premier Commercial Bancorp Trusts 1 and 2 discussed in Note G.  Accordingly, no separate financial information on the Company is provided.

NOTE R - DERIVATIVE FINANCIAL INSTRUMENTS

The Bank and Company has established policies and procedures to permit limited use of off-balance sheet derivatives to help manage interest rate risk.

Interest Rate Swaps to Manage Interest Rate Risk

Fair Value Hedge

The Bank has entered into an interest rate swap to mitigate interest rate risk on one of its fixed rate loans. Under the terms of the swap, the Bank pays a fixed rate of interest to the counterparty and receives a floating rate of interest.  This swap had the effect of converting the fixed rate loan into a variable or floating rate loan.  As of December 31, 2005 this swaps estimated fair value was $(41,760) which was adjusted through earnings along with the similar fair market value increase in the related loan.  The swap has an amortizing notional of $1,257,500 at December 31, 2005 and expires December 7, 2020.  The notional value, payment terms and expiration date match the amount, payment terms and maturity of the specific fixed rate loan for which it is matched.

Cash Flow Hedge

The Company has also entered into a cash flow hedge to manage the cash flows from the forecasted variable rate borrowing of junior subordinated debt securities projected to be funded in the second quarter of 2006 by Premier Commercial Bancorp Trust III.  This hedge had the effect of converting the variable rate forecasted borrowing into a fixed rate obligation.  The effective portion of this hedge’s loss at December 31, 2005 was $(83,635) and was reported as a component of other comprehensive income, net of taxes of $33,453 and will be reclassified into earnings when the forecasted variable rate interest expense is recorded in earnings, over the life of the swap.  A loss of about $6,000 is expected to be reclassified to interest expense from other comprehensive income over the next 12 months.  The cash flow hedge has a notional value of $3,000,000 and expires June 15, 2013.  The notional value and payment terms match the hedged amount and payment terms of the variable rate forecasted borrowing.

The fair value designated swap is expected to be perfectly effective as the critical terms of the debt are precisely mirrored in the pay-fixed leg of the swap and meet the additional conditions of short-cut treatment under SFAS133.  The cash flow designated swap is expected to be highly effective in offsetting the variable interest rate of the junior subordinated debt to be issued as the receive-variable leg was constructed to match the anticipated borrowing structure.  However, each period effectiveness must be assessed by identifying if any critical terms in the anticipated issuance have changed, and constructing a hypothetical derivative to measure any ineffectiveness those changes might create.  The cash flow hedge was executed December 13, 2005 to reflect the anticipated transaction and the Company did not identify any changes in expected future cash flows at December 31, 2005 and therefore no ineffectiveness was recorded.

Time deposits totaling $220,000 have been pledged at the institution from which the Bank and Company purchased these derivatives as collateral for the potential losses in these items.

PREMIER COMMERCIAL BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

NOTE S - STOCK SPLITS

On December 15, 2004, the Bancorp’s Board of Directors approved a 5-for-4 stock split of the Company’s outstanding common stock effective for January 19, 2005.

On January 18, 2006, the Bancorp’s Board of Directors approved a 5-for-4 stock split of the Company’s outstanding common stock effective for February 1, 2006.

All of the per-share data in these financial statements and footnotes have been retroactively adjusted to reflect these splits.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

The Bylaws of Premier Commercial Bancorp (“Premier”) provide that Premier shall, to the maximum extent and in the manner permitted by the California Corporations Code (the “Code”), indemnify each of its directors against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was a director of Premier.  Furthermore, pursuant to Premier’s Articles of Incorporation and Bylaws, Premier has power, to the maximum extent and in the manner permitted by the Code, to indemnify its employees, officers and agents (other than directors) against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an employee, officer or agent of Premier.

Under Section 317 of the Code, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made: (1) in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper, (2) of amounts paid in settling or otherwise disposing of a pending action without court approval, and (3) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

Premier’s Bylaws also provide that Premier shall have the power to purchase and maintain insurance covering its directors, officers and employees against any liability asserted against any of hem, whether or not Premier would have the power to indemnify them against such liability under provisions of applicable law or the provisions of Premier’s Bylaws.  Each of the directors and executive officers of Premier has an indemnification agreement with Premier that provides that Premier shall indemnify such person to the full extent authorized by the applicable provisions of the Code and further provide advances to pay for any expenses which would be subject to reimbursement.  Premier is insured against liabilities which it may incur by reason of its indemnification of officers and directors in accordance with its Bylaws.

The foregoing summaries are necessarily subject to the complete text of the statute, Articles of Incorporation, Bylaws and agreements referred to above and are qualified in their entirety by reference thereto.

Item 25.  Other Expenses of Issuance and Distribution

Registration fees	$1,712
Blue sky registration and qualification fees (est)	1,500
Legal fees (est)	55,000
Accountants fees (est)	10,000
Printing (est)	28,000
Postage and Miscellaneous (est)	3,788
Total (est.)	$100,000

Item 26.  Recent Sales of Unregistered Securities

On June 30, 2004, Premier Commercial Bancorp became the one bank holding company of Premier Commercial Bank, N.A. pursuant to a share exchange agreement.  At that time, 1,167,161 shares of Premier Commercial Bancorp common stock were issued in exchange for the 1,167,161 shares outstanding of Premier Commercial Bank, N.A. common stock.  The shares of Premier Commercial Bancorp were issued pursuant to the exemption contained in Section 3(a)(12) of the Securities Act of 1933.

Item 27.  Exhibits

Exhibit No.	Description of Exhibit

3.1*	Articles of Incorporation as amended

3.2*	Bylaws as amended

4.1*	Specimen stock certificate

5.1*	Opinion re: legality

10.1*	Premier Commercial Bank, N.A. Employees Retirement Plan and Trust (Tiered Profit Sharing/401(k) Plan)

10.2*	Premier Commercial Bank, N.A. 2001 Stock Option Plan, as amended and form of Incentive and Nonqualified Stock Option Agreements

10.3*

Premier Commercial Bancorp Restricted Stock Award Plan and form of Executive Officer Restricted Stock Award Agreement, form of Senior Officer Restricted Stock Award Agreement, and form of Director Restricted Stock Award Agreement

10.4*	Form of Board of Directors Retainer Agreement

10.5*	Director Deferred Fee Agreement of Mel Smith dated July 15, 2004

10.6*	Employment agreement of Kenneth J. Cosgrove dated December 22, 2004

10.7*	Employment agreement of Ashokkumar Patel dated December 22, 2004

10.8*	Salary continuation agreement dated April 1, 2004 between Kenneth J. Cosgrove and Premier Commercial Bank and Addendum A to the agreement

10.9*	Salary continuation agreement dated April 1, 2004 between Ashok R. Patel and Premier Commercial Bank and Addendum A to the agreement

10.10*	Salary continuation agreement dated April 1, 2004 between Viktor R. Uehlinger and Premier Commercial Bank and Addendum A to the agreement

10.11*	Salary continuation agreement dated April 1, 2004 between Stephen W. Pihl and Premier Commercial Bank and Addendum A to the agreement

10.12*	Lease for the property located at 2400 E. Katella Avenue, Suite 125

10.13*	Lease for the property located at 2400 E. Katella Avenue, Suites 450 and 655

10.14*	Lease for the property located at 2400 E. Katella Avenue, Suite 625

10.15**	Memorandum of Understanding

11.1	Statement re: computation of per share earnings is included in Note A to the financial statements to the prospectus included in Part I of this registration statement

21.1*	Subsidiaries of the Registrant

23.1*	Consent of Counsel is included with the opinion re: legality as Exhibit 5.1 to this registration statement.

23.2	Consent of Vavrinek, Trine, Day & Co., LLP

24.1*	Power of Attorney (Included with signatures)

99.1*	Subscription Application

*                                         Previously filed with the original registration statement .

**                                  Previously filed with pre-effective amendment #1 to the registration statement.

Item 28.  Undertakings

The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)                    To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)              To include any additional or changed information on the plan of distribution.

(2)                                  For determining any liability under the Securities Act, treat each such post-effective amendment as a new registration statement of securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3)                                  File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)                                  For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offered or sell such securities to such purchaser.

i.                                   Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

ii.                                Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

iii.                          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv.                      Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(5)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Anaheim, State of California, on May 13, 2006.

Premier Commercial Bancorp

By:	/s/ KENNETH J. COSGROVE
Kenneth J. Cosgrove
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature And Title	Date

*	May 13, 2006
Kenneth J. Cosgrove, Chairman and CEO

*	May 13, 2006
Edward E. Hatz, Vice Chairman

*	May 13, 2006
Richard T. Letwak, Director

*	May 13, 2006
Robert C. Matranga, Director

*	May 13, 2006
Ashokkumar Patel, Director
President and Chief Operating Officer

*	May 13, 2006
Steven Perryman, Director

*	May 13, 2006
Melvin W. Smith, Director

*	May 13, 2006
Ronald P. Thon, Director

*	May 13, 2006
Viktor R. Uehlinger, Executive Vice
President and Chief Financial Officer
Principal Accounting Officer

*	May 13, 2006
Anthony M. Vitti, Director

* /s/ KENNETH J. COSGROVE
Kenneth J. Cosgrove
as attorney-in-fact pursuant to a power of attorney

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
23.2	Consent of Vavrinek, Trine, Day & Co., LLP